EXHIBIT 10.1

SECOND AMENDED AND RESTATED
CREDIT AGREEMENT

dated as of November 30, 2006

among

GOLDLEAF FINANCIAL SOLUTIONS, INC.
as Borrower,

The Lenders from time to time party hereto,

and

BANK OF AMERICA, N.A.,
as Administrative Agent

with

WACHOVIA BANK, N.A.,
as Syndication Agent

(i)

TABLE OF CONTENTS - (continued)

(ii)

TABLE OF CONTENTS - (continued)

(iii)

SCHEDULES AND EXHIBITS

Schedule 2.1	Lenders Commitments; Applicable Percentages
Schedule 5.7	Litigation
Schedule 5.10	Environmental Matters
Schedule 5.14	Subsidiaries and Other Equity Investments
Schedule 5.19(b)	Summaries of Intellectual Property Related Agreements
Schedule 5.19(c)	Summary of Patents
Schedule 5.19(d)	Summary of Trademarks
Schedule 5.19(e)	Summary of Copyrights
Schedule 5.19(g)	Summary of Internet Property
Schedule 5.23	Labor Disputes
Schedule 5.20	Addresses of Subsidiaries
Schedule 6.12(a)	Certain Capital Lease Obligations
Schedule 7.1	Existing Liens
Schedule 7.3	Existing Indebtedness
Schedule 10.2	Addresses for Notices

Exhibit A	Form of Borrower Security Agreement
Exhibit B	Form of Borrower Stock Pledge Agreement
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Assignment and Assumption
Exhibit E	Form of Loan Notice
Exhibit F	Form of Revolving Credit Loan Note
Exhibit G	Form of Subsidiary Guaranty
Exhibit H	Form of Subsidiary Security Agreement
Exhibit I	Form of Subsidiary Stock Pledge Agreement

(iv)

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

          THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT (“Agreement”) is entered into as of November 30, 2006, among GOLDLEAF FINANCIAL SOLUTIONS, INC., a Tennessee corporation (“Borrower”), each of its Subsidiaries party hereto (collectively, the “Subsidiaries” and, individually a “Subsidiary”), the Lenders party hereto from time to time (each a “Lender” and collectively, the “Lenders”) and BANK OF AMERICA, N.A., a national banking association, as Administrative Agent for the Lenders (in such capacity, “Administrative Agent”), with WACHOVIA BANK, N.A., as Syndication Agent (in such capacity, the “Syndication Agent”).

          WHEREAS, Borrower, certain of its Subsidiaries, and the Existing Lenders have entered into the Existing Credit Agreement (as hereinafter defined);

          WHEREAS, the parties hereto have agreed to amend and restate the Existing Credit Agreement as provided in this Agreement;

          WHEREAS, it is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities existing under the Existing Credit Agreement or evidence repayment of any of such obligations and liabilities (except as expressly provided herein) and that this Agreement amend and restate in its entirety the Existing Credit Agreement and re-evidence the obligations of Borrower outstanding thereunder;

          WHEREAS, Borrower desires that the Lenders extend a revolving credit facility to Borrower to, among other things, (a) finance Acquisitions (as hereinafter defined) permitted pursuant to Section 7.2(g) or (h) hereof, (b) refinance certain existing Indebtedness and (c) finance working capital, capital expenditures, and other lawful corporate purposes of Borrower and its Subsidiaries subject to the limitations herein; and

          WHEREAS, Borrower desires to secure all of its Obligations (as hereinafter defined) under the Loan Documents (as hereinafter defined) by granting to Lenders and Administrative Agent a security interest in and lien upon all of its personal property and real property including a pledge of the capital stock or other ownership interests of all of its Subsidiaries.

          NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

          1.     DEFINITIONS AND ACCOUNTING TERMS.

                 1.1     Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

                           “ACQUISITION” means (whether by purchase, lease, exchange, issuance of stock or other equity or debt securities, merger, reorganization or any other method) (a) any acquisition by Borrower or any of its Subsidiaries of any other Person, which Person shall then become consolidated with Borrower or any such Subsidiary in accordance with GAAP; (b) any acquisition by Borrower or any of its Subsidiaries of all or any substantial part of the assets of any other Person; or (c) any other acquisition by Borrower any of its Subsidiaries of the assets of another Person which acquisition is not in the ordinary course of business for Borrower or such Subsidiary.

                           “ADMINISTRATIVE AGENT” or “AGENT” means Bank of America in its capacity as administrative agent under this Agreement or any of the other Loan Documents, or any successor administrative agent.

                            “ADMINISTRATIVE AGENT’S OFFICE” means the office or offices of Administrative Agent described as such on Schedule 10.2, or such other office or offices as Administrative Agent may from time to time notify Borrower.

                            “ADMINISTRATIVE QUESTIONNAIRE” means an Administrative Questionnaire in a form supplied by Administrative Agent.

                            “AFFILIATE” means, with respect to any Person, another Person that directly or indirectly through one or more intermediaries, Controls, or is Controlled by or is under common Control with, the Person specified.  “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 51% or more of the securities having ordinary voting power for the election of directors, managing general partners or equivalent governing body of such Person.

                            “AGENT FEE LETTER” has the meaning specified in Section 2.8(c).

                            “AGREEMENT” means this Second Amended and Restated Credit Agreement.

                            “APPLICABLE PERCENTAGE” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of such Lender’s Revolving Commitment at such time.  If the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.2 or if the Revolving Commitment has expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments.  The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.1 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

                            “APPLICABLE RATE” means, from time to time, the following percentages per annum, based upon the Funded Debt to EBITDA Ratio (the “Applicable Financial Covenant”) as set forth in the most recent Compliance Certificate received by Administrative Agent pursuant to Section 6.2(b):

Applicable Rate

Pricing Level	Funded Debt to EBITDA Ratio	Commitment Fee	LIBOR Margin	Base Rate Margin

I	>2.50 to 1.00	0.50%	2.50%	0.00%
II	>1.50 to 1.00 but <2.50 to 1.00	0.35%	2.00%	0.00%
III	<1.50:1.00	0.25%	1.375%	0.00%

Any increase or decrease in the Applicable Rate resulting from a change in the Applicable Financial Covenant shall become effective commencing on the 5th Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.2(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level I shall apply commencing on the 5th Business Day following the date such Compliance Certificate was required to have been delivered.  Commencing upon the 5th Business Day following receipt of such delinquent Compliance Certificate, the Applicable Rate shall be adjusted to the appropriate Pricing Level.  The Applicable Rate in effect from the Closing Date through December 31, 2006 shall be determined based upon Pricing Level III.

                            “ASSIGNEE GROUP” means two or more Eligible Assignees that are Affiliates of one another.

                            “ASSIGNMENT AND ASSUMPTION” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.8(b)), and accepted by Administrative Agent, in substantially the form of Exhibit D or any other form approved by Administrative Agent.

                            “ATTORNEY COSTS” means and includes all fees, expenses and disbursements of any law firm or other external counsel.

                            “AUDITED FINANCIAL STATEMENTS” means the audited consolidated balance sheet of Borrower and its Subsidiaries for the fiscal year ended December 31, 2005, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of Borrower and its Subsidiaries, including the notes thereto.

                            “BANK OF AMERICA” means Bank of America, N.A., and its successors.

                            “BASE RATE” means for any day a fluctuating rate per annum equal to the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.”  The “prime rate” is a rate set by Bank of America based upon various factors, including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.  The Base Rate or “prime rate” is not necessarily the lowest rate charged by Bank of America on its loans and is set by Bank of America in its sole discretion.  If the prime rate index becomes unavailable during the term of this Loan, Administrative Agent may designate a substitute index after notifying Borrower.

                            “BASE RATE LOAN” means a Loan that bears interest based on the Base Rate.

                            “BORROWER” has the meaning specified in the introductory paragraph hereto.

                            “BORROWER SECURITY AGREEMENT” means that certain Second Amended and Restated Borrower Security Agreement dated as of the date hereof, executed by Borrower, in substantially the form of Exhibit A attached hereto.

                            “BORROWER STOCK PLEDGE AGREEMENT” means that certain Second Amended and Restated Borrower Stock Pledge Agreement dated as of the date hereof, executed by Borrower, in substantially the form of Exhibit B attached hereto.

                            “BORROWING” means a borrowing under the Revolving Commitment.

                            “BUSINESS DAY” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where Administrative Agent’s Office is located and, if such day relates to any LIBOR Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank LIBOR market.

                            “CAPITAL EXPENDITURES” has the meaning ascribed thereto in Section 6.12(c) hereof.

                            “CASH COLLATERALIZE” means to pledge and deposit with or deliver to Administrative Agent as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to Administrative Agent.

                            “CHANGE OF CONTROL” means:

                            (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 35% or more of the equity securities of such Person entitled to vote for members of the board of directors or equivalent governing body of such Person on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

                            (b)  during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of such Person cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors);

                            (c)  any individual(s) or entity(s) acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of such Person, or control over the equity securities of such Person entitled to vote for members of the board of directors or equivalent governing body of such Person on a fully-diluted basis (and taking into account all such securities that such individual(s) or entity(s)  or group has the right to acquire pursuant to any option right) representing 35% or more of the combined voting power of such securities.

                            (d) the failure of Borrower to own, directly or indirectly, one hundred percent (100%) of the Ownership Interests of any Subsidiary (other than in connection with a Disposition permitted under Section 7.5 hereof); or

                            (e) Lynn Boggs ceases to be employed by Borrower in a capacity comparable to his capacity as of the Closing Date, and a replacement executive satisfactory to Lender is not named within sixty (60) days of such change.

                            “CLOSING DATE” means November 30, 2006.

                            “CODE” means the Internal Revenue Code of 1986.

                            “COLLATERAL” shall mean any and all assets and rights and interests in or to property of Borrower and its Subsidiaries, whether real or personal, tangible or intangible, in which a Lien is granted or purported to be granted pursuant to the Collateral Documents.

                            “COLLATERAL DOCUMENTS” means all agreements, instruments and documents now or hereafter executed and delivered in connection with this Agreement pursuant to which Liens are granted or purported to be granted to Administrative Agent or the Lenders, in Collateral securing all or part of the Obligations each in form and substance satisfactory to Administrative Agent, including, without limitation, the Borrower Security Agreement, the Subsidiary Security Agreement, the Borrower Stock Pledge Agreement and the Subsidiary Stock Pledge Agreement.

                            “COMMITMENT FEE” has the meaning specified in Section 2.8(a).

                             “COMPLIANCE CERTIFICATE” means a certificate substantially in the form of Exhibit C attached hereto.

                            “CONTRACTUAL OBLIGATION” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

                            “CONTROL” has the meaning specified in the definition of “Affiliate”.

                            “CREDIT EXTENSION” means each of the following: (a) a Borrowing and (b) a L/C Extension.

                            “DEBTOR RELIEF LAWS” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

                            “DEFAULT” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

                            “DEFAULT RATE” means the interest rate then applicable, plus two percent (2%) per annum, in each case to the fullest extent permitted by applicable Laws.

                            “DISPOSITION” or “DISPOSE” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith (other than the transfer or license of software in such Person’s ordinary course of business operations).

                            “DOLLAR” and “$” mean lawful money of the United States.

                            “EBITDA” means, with respect to any Person for any period, on a consolidated basis the sum of (a) net income available to common stockholders plus (b) to the extent deducted in arriving at net income, the sum of:  (i) preferred stock dividends paid and preferred stock deemed distributions, (ii) income tax expense (less income tax benefit), (iii) interest expense, (iv) depreciation and amortization and (v) annual maintenance fees that will be required to be excluded from deferred revenue and the profit and loss statement in accordance with SOP 97-1 and SOP 98-2 as part of purchase accounting.  Notwithstanding the foregoing, to the extent deducted in arriving at net income, Borrower and its Subsidiaries may add back to EBITDA (A) for calculations which include periods ending prior to December 31, 2005, employee severance expenses, certain litigation expenses and accrued employee initiative expenses, in each case as approved by the Administrative Agent and incurred or expensed during periods ending prior to December 31, 2005, (B) for calculations which include periods ending prior to December 31, 2006, employee severance expenses, non-cash debt amortization expenses, and costs necessary to change Borrower’s corporate name and the rollout of said name, in each case incurred or expensed during periods ending prior to December 31, 2006,  in an aggregate amount not to exceed Seven Hundred Thousand Dollars ($700,000), (C) for calculations which include periods ending prior to December 31, 2006, expenses relating to the write-off of existing debt issuance costs from the Existing Credit Agreement in an aggregate amount not to exceed One Hundred Thirty Thousand Dollars ($130,000), (D) for any period during the term of the Agreement, non-cash stock compensation expenses, (E) so long as such elimination occurs prior to December 31, 2006, following elimination of the duplicative leases in connection with the Acquisition listed on Schedule 2 attached to the Existing Credit Agreement, as certified by Borrower, specifically identified synergies related to duplicative facilities rent, in an aggregate amount not to exceed Two Hundred Seventy-Seven Thousand Dollars ($277,000) for the twelve (12) month period ending on the quarter end immediately preceding the elimination of such leases, and not to exceed Two Hundred Seven Thousand Dollars ($207,000) for the twelve (12) month period ending on the first quarter end after the elimination of such leases; One Hundred Thirty Eight Thousand Dollars ($138,000) for the twelve (12) month period ending on the second quarter end after the elimination of such leases; and Sixty-Nine Thousand Dollars ($69,000) for the twelve (12) month period ending on the third quarter end after the elimination of such leases and (F) all fees and expenses related to the Goldleaf Recapitalization approved by the Administrative Agent and in an amount not to exceed $4,400,000.

                            “ELIGIBLE ASSIGNEE” means any Person that meets the requirements to be an assignee under Section 10.8(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.8(b)(iii)).

                            “ENVIRONMENTAL LAWS” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

                            “ENVIRONMENTAL LIABILITY” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

                            “ERISA” means the Employee Retirement Income Security Act of 1974.

                            “ERISA AFFILIATE” means any trade or business (whether or not incorporated) under common control with Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

                            “ERISA EVENT” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon  Borrower or any ERISA Affiliate.

                            “EVENT OF DEFAULT” has the meaning specified in Section 8.1.

                            “EXISTING CREDIT AGREEMENT” means that certain Amended and Restated Credit Agreement, dated as of January 23, 2006, by and among Borrower, Existing Lenders, and the other parties thereto, as amended from time to time prior to the date hereof.

                            “EXISTING LENDERS” means Bank of America and each of the other ‘Lenders’ party to the Existing Credit Agreement.

                            “FIXED CHARGE COVERAGE RATIO” means for the 12-calendar month period ending on the last day of each calendar quarter, the ratio of (a) (i) EBITDA of Borrower for such period minus, (ii) to the extent made during such period, (A) income taxes paid (cash taxes paid) and (B) Capital Expenditures, to (b) the sum of (i) cash interest expense (excluding any payment of dividends on the Series C Preferred Stock to the extent treated as an interest expense by GAAP), (ii) scheduled principal repayments on Funded Debt (excluding principal payment on the Revolving Credit Loan due on the Revolving Credit Maturity Date) and (iii) Restricted Payments permitted pursuant to Section 7.6(a) hereof (excluding any Restricted Payments made in connection with the Goldleaf Recapitalization, but including any Restricted Payments made under the Existing Credit Agreement), in each case to the extent made during such period.

                            “FUNDED DEBT” means all outstanding liabilities for borrowed money and other interest-bearing liabilities, including capital lease obligations and L/C Obligations, less Subordinated Liabilities and KVI Loans.

                            “GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

                            “GOLDLEAF RECAPITALIZATION” means the secondary offering of 11,500,000 shares of common stock of Borrower at a price of $5.50 per share completed in October of 2006, the proceeds of which were used to retire debt and to fund a recapitalization in which Borrower has redeemed the Series A and Series C Preferred Stock of Borrower and will redeem all of Borrower’s Series B Preferred Stock.

                            “GOVERNMENTAL AUTHORITY” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

                            “GUARANTORS” means, collectively, Goldleaf Insurance, LLC, Forseon Corporation, Towne Services, Inc., Goldleaf Leasing, LLC, Captiva Financial Solutions, LLC, Goldleaf Technologies, Inc. and any Person which shall hereafter enter into a Guarantee of the Obligations.

                            “GUARANTEE” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person.  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

                            “HAZARDOUS MATERIALS” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

                            “INDEBTEDNESS” means, as to any Person at a particular time, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

                            (a)     all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

                            (b)     all direct or contingent obligations of such Person arising under Letters of Credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

                            (c)     net obligations of such Person under any Swap Contract;

                            (d)     all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

                            (e)     indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

                            (f)     capital leases and Synthetic Lease Obligations; and

                            (g)     all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.  The amount of any net obligation under any Swap Contract on any date shall be Swap Termination Value thereof as of such date.  The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

                            “INFORMATION” has the meaning specified in Section 10.9.

                            “INTEREST PAYMENT DATE” means, (a) as to any LIBOR Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a LIBOR Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.

                            “INTEREST PERIOD” means as to each LIBOR Loan, the period commencing on the date such LIBOR Loan is disbursed or converted to or continued as a LIBOR Loan and ending on the date one, two, three or six months thereafter, as selected by Borrower in its Loan Notice, or such other period that is twelve months or less requested by Borrower and consented to by all Lenders; provided, that:

                            (a)     any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

                            (b)     any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

                            (c)     no Interest Period shall extend beyond the Maturity Date.

                            “INVESTMENT” means, as to any Person, any direct or indirect acquisition or investment by such Person, by the use of cash, capital stock or other securities, and whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) other than an Acquisition hereunder, the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

                            “IRS” means the United States Internal Revenue Service.

                            “ISSUER DOCUMENTS” means with respect to any Letter of Credit, the L/C Application, and any other document, agreement and instrument entered into by the L/C Issuer and Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.

                            “KVI” means Goldleaf Leasing, LLC (f/k/a KVI Capital, LLC).

                            “KVI EQUIPMENT” means all items of equipment purchased pursuant to KVI Loans and subsequently leased to third parties.

                            “KVI LOANS” means all non-recourse loans to KVI, the proceeds of which were used to purchase KVI Equipment.

                            “LAWS” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

                            “L/C ADVANCE” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

                            “L/C BORROWING” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing.

                            “L/C CREDIT EXTENSION” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

                            “L/C ISSUER” means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

                            “L/C OBLIGATIONS” means, as at any date of determination, the aggregate undrawn face amount of all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.

                            “LENDERS” means, collectively, Bank of America, the other Lenders from time to time party hereto and each such Lender’s successors and assigns, and “Lender” shall mean any one of the foregoing.

                            “LENDER’S OFFICE” means, as to any Lender, the office or offices of such Lender described as such either on Schedule 10.2 or on such Lender’s Administrative Questionnaire, or such other office or offices as Lender may from time to time notify Administrative Agent and Borrower.

                            “LETTER OF CREDIT” means any Letter of Credit issued hereunder.  A Letter of Credit may be a commercial Letter of Credit or a standby Letter of Credit.

                            “LETTER OF CREDIT APPLICATION” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by L/C Issuer.

                            “LETTER OF CREDIT EXPIRATION DATE” means the day set forth in the Letter of Credit but which day shall be not later than that day which is seven (7) days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

                            “LETTER OF CREDIT SUBLIMIT” means an amount equal to Five Hundred Thousand Dollars ($500,000).  The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Commitment.

                            “LIBOR” means for any Interest Period with respect to any LIBOR Loan, a rate per annum determined by Bank of America pursuant to the following formula:

LIBOR      =     London Inter-Bank Offered Rate
                         (1.00 - Reserve Percentage)

                            Where,

                            (a)     “LONDON INTER-BANK OFFERED RATE” means, for such Interest Period the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.  If such rate is not available at such time for any reason, then the “London Inter-Bank Offered Rate” for such Interest Period shall be the rate per annum determined by Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBOR Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

                            (b)     “RESERVE PERCENTAGE” means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent.  The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

                                      (i)     Borrower shall irrevocably request a LIBOR Loan no later than 12:00 noon Atlanta time on the LIBOR Banking Day preceding the day on which the London Inter-Bank Offered Rate will be set, as specified above.  For example, if there are no intervening holidays or weekend days in any of the relevant locations, the request must be made at least three days before the LIBOR takes effect.

                                      (ii)    Lender will have no obligation to accept an election for a LIBOR Loan if any of the following described events has occurred and is continuing:

                                               (A)     Dollar deposits in the principal amount, and for periods equal to the interest period, of a LIBOR Loan are not available in the London inter-bank market; or

                                               (B)     the LIBOR does not accurately reflect the cost of a LIBOR Loan.

                            “LIBOR LOAN” means a Loan (or a portion of a Loan) that bears interest at a rate based on the LIBOR.

                            “LIEN” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement), and any financing lease having substantially the same economic effect as any of the foregoing.

                            “LIGHTYEAR” means The Lightyear Fund, L.P. and, as applicable, Lightyear PBI Holdings, LLC and any Affiliate of either of the foregoing.

                            “LOAN” or “LOANS” means an extension of credit by a Lender to Borrower under the Revolving Commitment.

                            “LOAN DOCUMENTS” means this Agreement, the Notes, each Collateral Document, the Subsidiary Guaranty, the Autoborrow Agreement, all Issuer Documents, all Swap Contracts between Borrower on the one hand and any Lender or any of its Affiliates on the other hand, and all other documents, instruments, certificates, financing statements and other agreements executed and delivered by Borrower or any of its Subsidiaries in connection with or contemplated by this Agreement or any of the foregoing documents.

                            “LOAN NOTICE” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of LIBOR Loans which if in writing, shall be substantially in the form of Exhibit E attached hereto.

                            “LOAN PARTIES” means, collectively, Borrower and each of its Subsidiaries and “Loan Party” means any one of the foregoing.

                            “MAJORITY LENDERS” shall mean Persons the total of whose (a) unfunded portion of the Revolving Commitment plus (b) Loans then outstanding exceeds sixty-six and two-thirds of one percent (66.67%) of the sum of (i) the aggregate unfunded amount of the Revolving Commitment plus (ii) the aggregate amount of the Loans then outstanding, in each case held by all such Persons entitled to vote hereunder.

                            “MATERIAL ADVERSE EFFECT” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual and contingent), condition (financial or otherwise) or prospects of Borrower or Borrower and its Subsidiaries taken as a whole or the Collateral taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party such that the material impairment has a material adverse effect on the Loans or Borrower’s ability to perform hereunder; and (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party such that it has a material adverse effect on the Loans or Borrower’s ability to perform hereunder.

                            “MULTIEMPLOYER PLAN” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

                            “NOTES” means the Revolving Credit Loan Notes.

                            “OBLIGATIONS” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

                            “ORGANIZATION DOCUMENTS” means, (a) with respect to any corporation, the charter or certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the  applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

                            “OTHER TAXES” shall have the meaning set forth in Section 3.1.

                            “OUTSTANDING AMOUNT” means (i) with respect to the Revolving Commitment on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of Loans, as the case may be, occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

                            “OWNERSHIP INTERESTS” shall mean all capital stock or other equity interests, including, without limitation, shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or non-voting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of Securities and Exchange Commission under the Securities Exchange Act of 1934).

                            “PBGC” means the Pension Benefit Guaranty Corporation.

                            “PENSION PLAN” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by Borrower or any ERISA Affiliate or to which Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

                            “PERSON” means any individual, trustee, corporation, general partnership, limited partnership, limited liability company, joint stock company, trust, unincorporated organization, bank, business association, firm, joint venture or Governmental Authority.

                            “PLAN” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

                            “RELATED PARTY” or “RELATED PARTIES” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

                            “REPORTABLE EVENT” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.

                            “REQUEST FOR CREDIT EXTENSION” means (a) with respect to a Borrowing, conversion or continuation of Loans, a Loan Notice, and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

                            “RESPONSIBLE OFFICER” means the chief executive officer, president, or chief financial officer of a Loan Party, and any other officer of any Loan Party who is named in a borrowing or other resolution granting such officer authority to act on behalf of the Loan Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

                            “RESTRICTED PAYMENT” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other equity interest of Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other equity interest or of any option, warrant or other right to acquire any such capital stock or other equity interest.

                            “REVOLVING COMMITMENT” means the obligations of the Lenders to make Credit Extensions to the Borrower hereunder in an aggregate amount not to exceed $40,000,000 at any time, as such amount may be adjusted from time to time in accordance with this Agreement.

                            “REVOLVING CREDIT LOAN” and “REVOLVING CREDIT BORROWING” mean an advance under the Revolving Commitment.

                            “REVOLVING CREDIT MATURITY DATE” means (a) November 30, 2009, or (b) such earlier date as (i) payment of the remaining outstanding principal amount of the Revolving Credit Loans or of all remaining outstanding Obligations shall be due (whether by acceleration or otherwise) and (ii) the Revolving Commitment shall be terminated.

                            “REVOLVING CREDIT LOAN NOTE” means each of those certain revolving promissory notes in the aggregate principal amount not to exceed Forty Million Dollars ($40,000,000), dated as of the date hereof, issued by Borrower to each Lender in accordance with such Lender’s Applicable Percentage of the Revolving Commitment, and any replacement notes therefore, each substantially in the form of Exhibit F attached hereto.

                            “SUBORDINATED LIABILITIES” means liabilities subordinated to the Obligations in a manner acceptable to the Majority Lenders.

                            “SUBSIDIARY” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Borrower.

                            “SUBSIDIARY GUARANTY” means that certain Second Amended and Restated Continuing and Unconditional Guaranty executed by each of the Subsidiaries in favor of Administrative Agent, for itself and for the benefit of the Lenders, substantially in the form of Exhibit G attached hereto.

                            “SUBSIDIARY SECURITY AGREEMENT” means that certain Second `Amended and Restated Subsidiary Security Agreement, dated as of even date herewith, executed by each of the Subsidiaries, in substantially the form of Exhibit H attached hereto

                            “SUBSIDIARY STOCK PLEDGE AGREEMENT” means that certain Second Amended and Restated Subsidiary Stock Pledge Agreement, dated as of even date herewith, executed by certain of the Subsidiaries, in substantially the form of Exhibit I attached hereto

                            “SWAP CONTRACT” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

                            “SWAP TERMINATION VALUE” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include Bank of America or any Affiliate of Bank of America).

                            “SYNDICATION AGENT” means Wachovia Bank, N.A., in its capacity as Syndication Agent.

                            “SYNTHETIC LEASE OBLIGATION” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

                            “TAXES” shall have the meaning in Section 3.1.

                            “THRESHOLD AMOUNT” means One Million Dollars ($1,000,000).

                            “TOTAL OUTSTANDINGS” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

                            “TYPE” means with respect to a Loan, its character as a Base Rate Loan or a LIBOR Loan.

                            “UNFUNDED PENSION LIABILITY” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

                            “UNITED STATES,” and “U.S.” mean the United States of America.

                            “UNREIMBURSED AMOUNT” means the amount of an unreimbursed drawing under a Letter of Credit.

                 1.2     Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

                            (a)     The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

                            (b)     (i)     The words “herein”, “hereto”, “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof;  (ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears; (iii) the term “including” is by way of example and not limitation; and (iv) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

                            (c)     In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

                            (d)     Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

                 1.3     Accounting Terms.

                            (a)     All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

                            (b)     If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Borrower or Administrative Agent shall so request, Administrative Agent and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Administrative Agent); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrower shall provide to Administrative Agent financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

                 1.4     Rounding.  Any financial ratios required to be maintained by any Loan Party pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

                 1.5     References to Agreements and Laws.  Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

                 1.6     Letter of Credit Amounts.  Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Letter of Credit Application therefor, whether or not such maximum face amount is in effect at such time.

          2.     THE REVOLVING COMMITMENT AND CREDIT EXTENSIONS.

                 2.1     Revolving Loans.  Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Revolving  Loan”) to Borrower from time to time, on any Business Day prior to the Revolving Credit Maturity Date, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Applicable Percentage of the Revolving Commitment; provided, however, that after giving effect to any Borrowing, (i) the Total Outstandings shall not exceed the Revolving Commitment, and (ii) the aggregate Outstanding Amount of the Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations.  Within the limits of each Lender’s Applicable Percentage of the Revolving Commitment, and subject to the other terms and conditions hereof, Borrower may borrow under this Section 2.1, prepay under Section 2.5, and reborrow under this Section 2.1.  Revolving Loans may be Base Rate Loans or LIBOR Loans, as further provided herein.

                 2.2     Borrowings, Conversions and Continuations of Loans.   (a)   Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of LIBOR Loans shall be made upon Borrower’s irrevocable notice to Agent, which may be given by telephone.  Each such notice must be received by Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of LIBOR Loans or of any conversion of LIBOR Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans; provided, however, that if Borrower wishes to request LIBOR Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period”, the applicable notice must be received by Agent not later than 11:00 a.m. four (4) Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon Agent shall give prompt notice to Lenders of such request and determine whether the requested Interest Period is acceptable to all of them.  Not later than 11:00 a.m., three (3) Business Days before the requested date of such Borrowing, conversion or continuation, Agent shall notify Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all Lenders.  Each telephonic notice by Borrower pursuant to this Section 2.2(a) must be confirmed promptly by delivery to Agent of a written Request for Credit Extension, appropriately completed and signed by a Responsible Officer of Borrower.  Each Borrowing of, conversion to or continuation of LIBOR Loans shall be in a principal amount of $2,000,000 or a whole multiple of $500,000 in excess thereof.  Except as provided in Sections 2.3(c) and 2.4(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.  Each Request for Credit Extension (whether telephonic or written) shall specify (i) whether Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of LIBOR Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto.  If Borrower fails to specify a Type of Loan in a Request for Credit Extension or if Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable LIBOR Loans.  If Borrower requests a Borrowing of, conversion to, or continuation of LIBOR Loans in any such Request for Credit Extension, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

                            (b)     Following receipt of a Request for Credit Extension, Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Revolving Loans, and if no timely notice of a conversion or continuation is provided by Borrower, Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection.  In the case of a Borrowing, each Lender shall make the amount of its Loan available to Agent in immediately available funds at Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Request for Credit Extension.  Upon satisfaction of the applicable conditions set forth in Section 4.2 (and, if such Borrowing is the initial Credit Extension, Section 4.1), Agent shall make all funds so received available to Borrower in like funds as received by Agent either by (i) crediting the account of Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) Agent by Borrower; provided, however, that if, on the date the Request for Credit Extension with respect to such Borrowing is given by Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing first, shall be applied, to the payment in full of any such L/C Borrowings, and second, shall be made available to Borrower as provided above.

                            (c)     Except as otherwise provided herein, a LIBOR Loan may be continued or converted only on the last day of an Interest Period for such LIBOR Loan.  During the existence of a Default, no Loans may be requested as, converted to or continued as LIBOR Loans without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the then outstanding LIBOR Loans be converted immediately to Base Rate Loans and Borrower agrees to pay all amounts due under Section 3.5 in accordance with the terms thereof due to any such conversion.

                            (d)     Agent shall promptly notify Borrower and Lenders of the interest rate applicable to any Interest Period for LIBOR Loans upon determination of such interest rate.

                            (e)     After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than five (5) Interest Periods in effect with respect to Loans unless otherwise consented to in writing by Administrative Agent in its sole discretion.

                 2.3     Letters of Credit.

                            (a)     The Letter of Credit Commitment.

                                    (i)     Subject to the terms and conditions set forth herein, including, without limitation, the requirements of Section 4.2, (A) L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.3, from time to time on any Business Day during the period from the Closing Date until the Revolving Credit Maturity Date, to issue Letters of Credit for the account of Borrower or any of its Subsidiaries, and to amend or renew Letters of Credit previously issued by it, in accordance with subsection (b) below and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of Borrower or any of its Subsidiaries and any drawings thereunder; provided, however, that L/C Issuer shall not be obligated to issue any Letter of Credit if as of the date of such issuance, (y) the Total Outstandings under the Revolving Commitment (including the requested L/C Credit Extension) would exceed the Revolving Commitment, or (z) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit.  Within the foregoing limits, and subject to the terms and conditions hereof, Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly, Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

                                    (ii)     L/C Issuer shall be under no obligation to issue any Letter of Credit if:

                                             (A)     any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain L/C Issuer from issuing such Letter of Credit, or any Law applicable to L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over L/C Issuer shall prohibit, or request that L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which L/C Issuer in good faith deems material to it;

                                             (B)     the expiry date of such requested Letter of Credit would occur more than twelve (12) months after the date of issuance or last renewal;

                                             (C)     the expiry date of such requested Letter of Credit would occur after the Revolving Credit Maturity Date;

                                             (D)     the issuance of such Letter of Credit would violate one or more policies of L/C Issuer; or

                                             (E)     such Letter of Credit is in an initial amount less than One Hundred Thousand Dollars ($100,000), in the case of a commercial Letter of Credit, or Two Hundred Fifty Thousand Dollars ($250,000), in the case of a standby Letter of Credit, or is to used for a purpose other than those purposes described at Section 6.11 or be denominated in a currency other than Dollars.

                                    (iii)     L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

                                    (iv)     The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” or “Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

                            (b)     Procedures for Issuance and Amendment of Letters of Credit; Auto-Renewal Letters of Credit.

                                    (i)     Each Letter of Credit shall be issued or amended, as the case may be, upon the request of Borrower delivered to L/C Issuer (with a copy to Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of Borrower.  Such Letter of Credit Application must be received by L/C Issuer not later than 11:00 a.m., Atlanta time, at least two Business Days (or such later date and time as L/C Issuer may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.

                                    (ii)     Promptly after receipt of any Letter of Credit Application by L/C Issuer at the address set forth in Schedule 10.2 for receiving Letter of Credit Applications and related correspondence, the L/C Issuer will confirm with Agent (by telephone or in writing) that Agent has received a copy of such L/C Application from Borrower and, if not, the L/C Issuer will provide Agent with a copy thereof.  Unless the L/C Issuer has received written notice from any Lender, Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, if the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of Borrower or applicable Subsidiary or enter into the applicable amendment, as the case may be, in each case in accordance with L/C Issuer’s usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.

                                     (iii)     Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, L/C Issuer will also deliver to Borrower a true and complete copy of such Letter of Credit or amendment.

                                     (iv)     If Borrower so requests in any applicable Letter of Credit Application, L/C Issuer may, in it sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit L/C Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by  L/C Issuer, Borrower shall not be required to make a specific request to L/C Issuer for any such renewal. L/C Issuer shall not permit any such renewal if (A) L/C Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof or (B) one or more of the applicable conditions specified in Section 4.2 is not then satisfied.  Notwithstanding anything to the contrary contained herein, L/C Issuer shall have no obligation to permit the renewal of any Auto-Renewal Letter of Credit at any time.  Once an Auto-Renewal Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to reinstate all or a portion of the stated amount thereof in accordance with the provisions of such Letter of Credit.

                            (c)     Drawings and Reimbursements.

                                    (i)     Upon receipt from  the beneficiary of any Letter of Credit of any notice of drawing under such Letter of Credit, L/C Issuer shall notify Borrower thereof.  Not later than 11:00 a.m., Atlanta time, on the date of any payment by L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), Borrower shall reimburse L/C Issuer in an amount equal to the amount of such drawing.  If Borrower fails to so reimburse L/C Issuer by such time, Administrative Agent shall promptly notify each Lender of the Honor Date, the Unreimbursed Amount and the amount of such Lender’s Applicable Percentage thereof and Borrower shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.4 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Commitment and the conditions set forth in Section 4.2 (other than the delivery of a Loan Notice).  Any notice given by L/C Issuer pursuant to this Section 2.3(c)(i) may be given by telephone if immediately confirmed in writing; provided, however, that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

                                    (ii)     Each Lender shall upon any notice pursuant to Section 2.3(c)(i) make funds available to Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by Administrative Agent, whereupon, subject to the provisions of Section 2.3(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to Borrower in such amount.  Administrative Agent shall remit the funds so received to the L/C Issuer.

                                     (iii)     With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans because the conditions set forth in Section 4.2 cannot be satisfied or for any other reason, Borrower shall be deemed to have incurred from L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.

                                     (iv)     Until each Lender funds its Loan or L/C Advance pursuant to this Section 2.3(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.

                                     (v)     Each Lender’s obligation to make Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.3(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Loans pursuant to this Section 2.3(c) is subject to the conditions set forth in Section 4.2 (other than delivery by Borrower of a Loan Notice).  No such making of an L/C Advance shall relieve or otherwise impair the obligation of Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

                                     (vi)     If any Lender fails to make available to Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.3(c) by the time specified in Section 2.3(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be.  A certificate of the L/C Issuer submitted to any Lender (through Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

                              (d)     Repayment of Participations.

                                        (i)     At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.3(c), if Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from Borrower or otherwise, including proceeds of Cash Collateral applied thereto by Administrative Agent), Administrative Agent will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by Administrative Agent.

                                         (ii)     If any payment received by Administrative Agent for the account of the L/C Issuer pursuant to Section 2.3(c)(i) is required to be returned under any of the circumstances described in Section 10.7 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to Administrative Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

                              (e)     Obligations Absolute.  The obligation of Borrower to reimburse L/C Issuer for each drawing under each Letter of Credit, and to repay each L/C Borrowing, shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

                                         (i)     any lack of validity or enforceability of such Letter of Credit, this Agreement, any Loan Document or any other agreement or instrument relating thereto;

                                         (ii)     the existence of any claim, counterclaim, set-off, defense or other right that Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

                                         (iii)     any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

                                         (iv)     any payment by L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

                                         (v)     any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, Borrower.

Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of non-compliance with Borrower’s instructions or other irregularity, Borrower will immediately notify L/C Issuer.  Borrower shall be conclusively deemed to have waived any such claim against L/C Issuer and its correspondents unless such notice is given as aforesaid.

                              (f)     Role of L/C Issuer.  Each Lender and Borrower agree that, in paying any drawing under a Letter of Credit, L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuer, Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of Lenders or the Majority Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.   Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuer, Administrative Agent, any of their Related Parties, nor any of their correspondents, participants or assignees shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.3(e); provided, however, that anything in such clauses to the contrary notwithstanding, Borrower may have a claim against L/C Issuer, and L/C Issuer may be liable to Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by Borrower which Borrower proves were caused by L/C Issuer’s willful misconduct or gross negligence or L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of such Letter of Credit.  In furtherance and not in limitation of the foregoing, L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

                               (g)     Cash Collateral.  Upon the request of Administrative Agent, (i) if L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, Borrower shall immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to such Outstanding Amount determined as of the date of such L/C Borrowing or the Letter of Credit Expiration Date, as the case may be).  Borrower hereby grants to Administrative Agent, for itself and for the benefit of the L/C Issuer and Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing.  Cash collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.

                               (h)     Letter of Credit Fees. Borrower shall pay to Administrative Agent, for itself and for the benefit of the Lenders, a Letter of Credit fee for each Letter of Credit equal to the LIBOR Margin then in effect pursuant to the definition of Applicable Rate times the daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit).  Such Letter of Credit fees shall be computed on a quarterly basis in arrears, and shall be due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date, and thereafter on demand.

                               (i)     Applicability of ISP98 and UCP.  Unless otherwise expressly agreed by L/C Issuer and Borrower when a Letter of Credit is issued (i) the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the “ICC”) at the time of issuance (including the ICC decision published by the Commission on Banking Technique and Practice on April 6, 1998 regarding the European single currency (euro)) shall apply to each commercial Letter of Credit.

                               (j)     Conflict with Letter of Credit Application.  In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

                               (k)     Letters of Credit Issued for Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit.  Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of Borrower, and that Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

                    2.4     Termination or Reduction of Revolving Commitment.  Borrower may, upon notice to Agent, terminate the Revolving Commitment, or from time to time permanently reduce the Revolving Commitment; provided that (i) any such notice shall be received by Agent not later than 11:00 a.m. five (5)Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) Borrower shall not terminate or reduce the Revolving Commitment if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Revolving Commitment, and (iv) if, after giving effect to any reduction of the Revolving Commitment, the L/C Sublimit exceeds the amount of the Revolving Commitment, such Sublimit shall be automatically reduced by the amount of such excess.  Agent will promptly notify the Lenders of any such notice of termination or reduction of the Revolving Commitment.  Any reduction of the Revolving Commitment shall be applied to the Revolving Commitment of each Lender according to its Applicable Percentage.  All fees accrued until the effective date of any termination of the Revolving Commitment shall be paid on the effective date of such termination.

                    2.5     Prepayments.  Borrower may, upon notice to the Administrative Agent at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by Administrative Agent not later than 11:00 a.m., Atlanta time, (A) three (3) Business Days prior to any date of prepayment of LIBOR Loans, and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of LIBOR Loans shall be in a principal amount of Five Hundred Thousand Dollars ($500,000) or a whole multiple of One Hundred Thousand Dollars ($100,000) in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of One Hundred Thousand Dollars ($100,000) or a whole multiple of One Hundred Thousand Dollars ($100,000) in excess thereof, or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid.  If such notice is given by Borrower, Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  If no notice is given, prepayments shall be applied to the Revolving Credit Loan.  Any prepayment of a LIBOR Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.4.

                    2.6     Default Rate.  If any amount payable by Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.  Furthermore, while any Event of Default exists (or after acceleration), Borrower shall pay interest on the principal amount of all outstanding Obligations at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.  Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

                    2.7     Interest Payable in Arrears.  Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

                    2.8     Commitment Fees; Lender’s Upfront Fee.

                               (a)     Revolving Commitment Fee.  Borrower shall pay to Administrative Agent, for itself and for the benefit of the Lenders in accordance with each Lenders Applicable Percentage, a commitment fee equal to the Applicable Rate times the actual daily amount by which the Revolving Commitment (to include the Letter of Credit Sublimit) exceeds the sum of (i) the Outstanding Amount of Revolving Credit Loan and (ii) the Outstanding Amount of L/C Obligations.  The commitment fee shall accrue at all times prior to the Revolving Credit Maturity Date, including at any time during which one or more conditions in Article 4 are not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Revolving Credit Maturity Date.  The commitment fee shall be calculated quarterly in arrears.

                               (b)     Lenders’ Upfront Fee.  On the Closing Date, Borrower shall pay to Administrative Agent, for the account of each Lender in accordance with each Lender’s Applicable Percentage, an upfront fee in an amount of Forty Thousand Dollars ($40,000).  The upfront fee is for the credit facilities committed by Lenders under this Agreement and will be fully earned on the date paid.  The upfront fee paid to each Lender is solely for its own account and is nonrefundable for any reason whatsoever.

                               (c)     Administrative Agent’s Fees.  Borrower shall pay to Administrative Agent for Administrative Agent’s own account, fees in the amounts and at the times specified in the letter agreement, dated November 15, 2006 (the “Agent Fee Letter”), between Borrower and Administrative Agent.  Such fees shall be fully earned when paid and shall be nonrefundable for any reason whatsoever.

                    2.9     Interest.  (a)    Subject to the provisions of subsection (b) below, (i) each LIBOR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the LIBOR for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

                               (b)     (i)    If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

                                         (ii)     If any amount (other than principal of any Loan) payable by Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Majority Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

                                         (iii)     Upon the request of the Majority Lenders, while any Event of Default exists, Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

                                         (iv)     Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

                               (c)     Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

                    2.10     Computation of Interest and Fees.  All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s prime rate shall be made on the basis of a year of 365 or 366 days, as the case may be.  All other computations of interest and all fees shall be made on the basis of a year of 360 days and the actual number of days elapsed.  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one day.

                    2.11     Payments Generally.

                               (a)     General.

                                         (i)     All payments to be made by Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by Borrower hereunder shall be made to Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 12:00 noon on the date specified herein.  Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by Administrative Agent after 12:00 noon shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

                                         (ii)     On each date when the payment of any principal, interest or fees are due hereunder or under any Note, Borrower agrees to maintain on deposit in an ordinary checking account maintained by Borrower with Administrative Agent (as such account shall be designated by Borrower in a written notice to Administrative Agent from time to time, the “Borrower Account”) an amount sufficient to pay such principal, interest or  fees in full on such date.  Borrower hereby authorizes Administrative Agent (A) to deduct automatically all principal, interest or fees when due hereunder or under any Note from the Borrower Account, and (B) if and to the extent any payment of principal, interest or fees under this Agreement or any Note is not made when due to deduct  any such amount from any or all of the accounts of Borrower maintained at Administrative Agent.  Administrative Agent agrees to provide written notice to Borrower of any automatic deduction made pursuant to this Section 2.11(a)(ii) showing in reasonable detail the amounts of such deduction.  Lenders agree to reimburse Borrower based on their Applicable Percentage for any amounts deducted from such accounts in excess of amount due hereunder and under any other Loan Documents.

                               (b)

                                         (i)     Funding by Lenders; Presumption by Administrative Agent.  Unless Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of LIBOR Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to Administrative Agent such Lender’s share of such Borrowing, Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.2 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.2) and may, in reliance upon such assumption, make available to Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to Administrative Agent, then the applicable Lender and Borrower severally agree to pay to Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by Administrative Agent in connection with the foregoing and (B) in the case of a payment to be made by Borrower, the interest rate applicable to Base Rate Loans.  If Borrower and such Lender shall pay such interest to Administrative Agent for the same or an overlapping period, Administrative Agent shall promptly remit to Borrower the amount of such interest paid by Borrower for such period.  If such Lender pays its share of the applicable Borrowing to Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by Borrower shall be without prejudice to any claim Borrower may have against a Lender that shall have failed to make such payment to Administrative Agent.

                                         (ii)     Payments by Borrower; Presumptions by Administrative Agent.  Unless Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that Borrower will not make such payment, Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to Lenders or the L/C Issuer, as the case may be, the amount due.  In such event, if Borrower has not in fact made such payment, then each of Lenders or the L/C Issuer, as the case may be, severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the greater of the Federal

Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation.  A notice of Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

                               (c)     Failure to Satisfy Conditions Precedent.  If any Lender makes available to Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to Borrower by Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

                               (d)     Allocation of Payments.  Prior to the declaration of an Event of Default under Section 8.2 hereof, if some but less than all amounts due from the Borrower are received by Administrative Agent with respect to the Obligations, Administrative Agent shall distribute such amounts in the following order of priority, all on a pro rata basis to the Lender:  (i) to the payment on a pro rata basis of any fees or expenses then due and payable to Administrative Agent or the Lender, or any of them; (ii) to the payment of interest then due and payable on the Loans ratably in proportion to the interest accrued as to each Loan, as applicable; (iii) to the payment of all other amounts not otherwise referred to in this Section 2.11(d) then due and payable to the Lenders hereunder or under the Notes or any other Loan Document (other than a Swap Contract); (iv) to the payment of principal then due and payable on the Loans; and to Cash Collateralize the then Outstanding Amount of all L/C Obligations in the manner set forth in Section 2.3 hereof, as applicable, except where otherwise set forth to the contrary herein; and (v) to any amounts then due and payable to Administrative Agent any of its Affiliates under any Loan Document that is a Swap Contract.  The above allocations may be altered in the sole discretion of the Majority Lenders and Administrative Agent shall endeavor to deliver notice of such alteration to the Borrower; provided, that failure to give such notice shall not affect any alteration made under this Section 2.11(d).

                               (e)     Obligations of Lenders Several.  The obligations of Lenders hereunder to make Loans, to fund participations in Letters of Credit and to make payments under Section 10.6  are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or  to make any payment under Section 10.6 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, purchase its participation or to make its payment under Section 10.6

                               (f)     Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

                    2.12     Collateral.  Borrower’s Obligations to Administrative Agent, L/C Issuer and the Lenders under this Agreement will be secured by the Collateral which Borrower or any of the Subsidiaries now or hereafter owns.  The Collateral is defined in the Borrower Security Agreement, the Subsidiary Security Agreement, the Borrower’s Stock Pledge Agreement and the Subsidiary Stock Pledge Agreement.

                    2.13     Mandatory Repayments.

                               (a)     Asset Sales.  On the first Business Day following the receipt by any Loan Party of net cash proceeds from the sale or disposition of any assets (including by way of casualty or condemnation), and other than asset sales in the ordinary course of business, the Loans shall be repaid by an amount equal to one hundred percent (100%) of such net cash proceeds, together with any accrued interest on the portion of the Loans repaid.  All repayments under this Section 2.13(a) shall be applied to the Revolving Credit Loan.

                               (b)     Issuance and Incurrence of Indebtedness.  On the first Business Day following the receipt by any Loan Party of net cash proceeds from the issuance or incurrence after the Closing Date of Funded Debt of Borrower other than Funded Debt permitted pursuant to Section 7.3, the Loans shall be repaid by an amount equal to one hundred percent (100%) of such net cash proceeds, together with any accrued interest on the portion of the Loans repaid.  All repayments under this Section 2.13(b) shall be applied to the Revolving Credit Loan.

                               (c)     Issuance of Equity Interests.  On the first Business Day following the receipt by any Loan Party of net cash proceeds from the issuance of equity interests of Borrower, the Loans shall be repaid by an amount equal to one hundred percent (100%) of such net cash proceeds, together with any accrued interest on the portion of the Loans repaid; provided, however, that, with respect to the issuance of equity interests, no such repayment shall be required (i) if Borrower notifies Administrative Agent that such net cash proceeds shall be used contemporaneously to pay all or a portion of the purchase price of an Acquisition permitted pursuant to Section 7.2(a), (g) or (h) hereof, (ii) with respect to proceeds from the options currently outstanding or issued pursuant to employee benefit plans or (iii) with respect to equity issued as payment for services or property.  All repayments under this Section 2.13(c) shall be applied to the Revolving Credit Loan.

                               (d)     Maturity Date.  In addition to the foregoing, a final payment of all Loans and other Obligations, including all accrued interest and fees with respect thereto, shall be due and payable on the Revolving Credit Maturity Date.

                    2.14     Sharing of Payments.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that: (i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and (ii) the provisions of this Section shall not be construed to apply to (x) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations to any assignee or participant, other than to Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).  Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

                    2.15     Renewal Option.  So long as no Default or Event of Default has occurred and is continuing, upon written request by Borrower delivered to Administrative Agent no later than sixty (60) days prior to the Revolving Credit Maturity Date, the Lenders shall determine, whether they are willing to extend the Revolving Credit Maturity Date for a period of twelve (12) calendar months from the then current Revolving Credit Maturity Date.  Administrative Agent shall, no later than fifteen (15) days after receipt of such written request, advise Borrower whether Lenders are willing to so extend the Revolving Credit Maturity Date.  If the parties agree to so extend the Revolving Credit Maturity Date, Lenders shall be obligated to continue to extend Loans and such other applicable financial accommodations pursuant to this Agreement and such extension shall be evidenced by appropriate amendments to the Loan Documents, executed by all applicable parties, on terms and conditions similar to those provided herein.

          3.     YIELD PROTECTION AND ILLEGALITY.

                    3.1     Taxes.

                               (a)     Any and all payments by Borrower to or for the account of Administrative Agent, L/C Issuer or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding taxes imposed on or measured by Administrative Agent’s, L/C Issuer’s or such Lender’s overall net income and franchise taxes imposed on it (in lieu of net income taxes) as a result of a present or former connection between the Administrative Agent, L/C Issuer or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from Administrative Agent, L/C Issuer or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document) (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”).  If Borrower shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to Administrative Agent, L/C Issuer or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions

(including deductions applicable to additional sums payable under this Section), Administrative Agent, L/C Issuer or such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions, (iii) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within thirty (30) days after the date of such payment, Borrower shall furnish to Administrative Agent (which shall forward the same to L/C Issuer or such Lender) the original or a certified copy of a receipt evidencing payment thereof; provided, however, that the Borrower shall not be required to increase any such amounts payable to Administrative Agent, L/C Issuer or any Lender with respect to any Taxes (i) that are attributable to Administrative Agent’s, L/C Issuer’s or such Lender’s failure to comply with the requirements of paragraph (e) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to Administrative Agent, L/C Issuer or  such Lender at the time Administrative Agent, L/C Issuer or such Lender becomes a party to this Agreement, except to the extent that Administrative Agent’s, L/C Issuer’s or such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Taxes pursuant to this paragraph.

                               (b)     In addition, Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).

                               (c)     If Borrower shall be required to deduct or pay any Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to Administrative Agent, L/C Issuer or any Lender, Borrower shall also pay to Administrative Agent, L/C Issuer or such Lender, at the time interest is paid, such additional amount that Administrative Agent, L/C Issuer or such Lender specifies is necessary to preserve the after-tax yield (after payment of all Taxes and Other Taxes) that Administrative Agent, L/C Issuer or such Lender would have received if such Taxes or Other Taxes had not been imposed.

                               (d)     Borrower agrees to indemnify Administrative Agent, L/C Issuer and each applicable Lender for (i) the full amount of Taxes and Other Taxes paid by Administrative Agent, L/C Issuer or such Lender, (ii) amounts payable under Section 3.1(c) and (iii) if Borrower fails to pay any Tax or Other Tax due to any appropriate Governmental Authority any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  Payment under this subsection (d) shall be made within thirty (30) days after the date Administrative Agent, L/C Issuer or such Lender makes a demand therefor.

                               (e)     Each Lender (or Transferee) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents.  Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement.  In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender.  Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose).  Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

                               (f)     If Administrative Agent, L/C Issuer or any Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.1, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.1 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of Administrative Agent, L/C Issuer or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of Administrative Agent, L/C Issuer or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Administrative Agent, L/C Issuer or such Lender in the event Administrative Agent, L/C Issuer or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require Administrative Agent, L/C Issuer or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person, nor shall Administrative Agent, L/C Issuer or any Lender be obligated to seek any refund.

                    3.2     Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender to make, maintain or fund LIBOR Loans, or to determine or charge interest rates based upon the LIBOR, then, on notice thereof by such Lender to Borrower through Administrative Agent, any obligation of such Lender to make or continue LIBOR Loans or to convert Base Rate Loans to LIBOR Loans shall be suspended until such Lender notifies Administrative Agent and Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, Borrower shall, upon demand from such Lender, prepay or, if applicable, convert all LIBOR Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Loans.  Upon any such prepayment or conversion, Borrower shall also pay accrued interest on the amount so prepaid or converted and all amounts due under Section 3.4 in accordance with the terms thereof due to such prepayment or conversion.  Such Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

                    3.3     Inability to Determine Rates.  If Administrative Agent determines in connection with any request for a LIBOR Loan or a conversion to or continuation thereof for any reason that (a) Dollar deposits are not being offered to banks in the London interbank LIBOR market for the applicable amount and Interest Period of such LIBOR Loan, (b) adequate and reasonable means do not exist for determining the LIBOR for any requested Interest Period with respect to a proposed LIBOR Loan, or (c) the LIBOR for any requested Interest Period with respect to a proposed LIBOR Loan does not adequately and fairly reflect the cost to the Lenders of funding such LIBOR Loan, Administrative Agent will promptly so notify Borrower and each Lender.  Thereafter, the obligation of Lenders to make or maintain LIBOR Loans shall be suspended until Administrative Agent revokes such notice.  Upon receipt of such notice, Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of LIBOR Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

                    3.4     Increased Cost and Reduced Return; Capital Adequacy; Reserves on LIBOR Loans.

                               (a)     Except with respect to taxes, which shall be governed exclusively by Section 3.1, if L/C Issuer or any Lender determines that as a result of the introduction of or any change in or in the interpretation of any Law, or L/C Issuer or such Lender’s compliance therewith, there shall be any increase in the cost to L/C Issuer or such Lender of agreeing to make or making, funding or maintaining LIBOR Loans or (as the case may be) issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by L/C Issuer or such Lender in connection with any of the foregoing (excluding for purposes of this subsection (a) any such increased costs or reduction in amount resulting from reserve requirements utilized, as to LIBOR Loans, in the determination of the LIBOR), then from time to time upon demand of L/C Issuer or such Lender (with a copy of such demand to Administrative Agent), Borrower shall pay to L/C Issuer or such Lender such additional amounts as will compensate L/C Issuer or such Lender for such increased cost or reduction.

                               (b)     If L/C Issuer  or any Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, or compliance by L/C Issuer or such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of L/C Issuer or such Lender or any corporation controlling L/C Issuer or such Lender as a consequence of L/C Issuer or such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and L/C Issuer’s or such Lender’s desired return on capital), then from time to time upon demand of L/C Issuer or such Lender, Borrower shall pay to L/C Issuer or such Lender such additional amounts as will compensate L/C Issuer or such Lender for such reduction.

                    3.5     Funding Losses.  Upon demand of any Lender (with a copy to Administrative Agent) from time to time, Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

                               (a)     any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

                               (b)     any failure by Borrower to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by Borrower;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  Borrower shall also pay any customary administrative fees charged by Lender in connection with the foregoing.

For purposes of calculating amounts payable by Borrower to any Lender under this Section 3.5, such Lender shall be deemed to have funded each LIBOR Loan made by it at the LIBOR for such Loan by a matching deposit or other borrowing in the London interbank LIBOR market for a comparable amount and for a comparable period, whether or not such LIBOR Loan was in fact so funded.

                    3.6     Matters Applicable to all Requests for Compensation.  A certificate of Administrative Agent, L/C Issuer or any Lender claiming compensation under this Article 3 and setting forth the calculation of the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error.  In determining such amount, Administrative Agent, L/C Issuer and any Lender may use any reasonable averaging and attribution methods.

                    3.7     Survival.  All of Borrower’s obligations under this Article 3 shall survive termination of the Revolving Commitment and repayment of all other Obligations hereunder.

          4.     CONDITIONS OF EFFECTIVENESS.

                    4.1     Conditions of Effectiveness and New Credit Extensions.  The effectiveness of this Agreement and obligation of the L/C Issuer and each Lender to make Credit Extensions hereunder is subject to satisfaction of the following conditions precedent:

                               (a)     Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party or Lightyear, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to Administrative Agent and its legal counsel:

                                         (i)     executed counterparts of this Agreement, all Collateral Documents, the Subsidiary Guaranty, the Autoborrow Agreement and each other Loan Document, sufficient in number for distribution to each Lender and Borrower;

                                         (ii)     a Revolving Credit Loan Note executed by Borrower in favor of each Lender;

                                         (iii)     such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as Lender may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

                                         (iv)     such documents and certificates as Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

                                         (v)     a favorable opinion acceptable to Administrative Agent, addressed to Administrative Agent, L/C Issuer and each Lender, of counsel to the Loan Parties in form substantially similar to the opinion that was delivered to Bank of America with respect to the Existing Credit Agreement and otherwise in form and substance satisfactory to Administrative Agent and its counsel;

                                         (vi)     a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

                                         (vii)     a certificate signed by a Responsible Officer of Borrower certifying (A) that the conditions specified in Sections 4.2(a) and (b) have been satisfied, and (B) that there has been no event or circumstance since December 31, 2005 that has had or could reasonably be expected to have a Material Adverse Effect, (C) there has been no material change in the information delivered to Administrative Agent regarding Borrower or any other Loan Party, and (D) setting forth the calculations with respect to the Applicable Rate as of the Closing Date;

                                         (viii)     evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect; and

                                         (ix)     such other assurances, certificates, documents, consents, evidence of perfection of all Liens securing the Obligations or opinions as Administrative Agent reasonably may require.

                               (b)     Administrative Agent shall have received and reviewed, and Administrative Agent’s counsel shall have reviewed, including, without limitation, information regarding Borrower’s and each other Loan Party’s litigation, tax, accounting, labor, insurance, pension liabilities (actual and contingent), material contracts, senior management employment contracts, client contracts, debt and credit agreements, property ownership, environmental matters, contingent liabilities and management, with results satisfactory to Administrative Agent and its counsel.  Additionally, Administrative Agent shall have received and reviewed the

Audited Financial Statements and financial statements for the most recently completed fiscal quarter preceding the Closing Date (or, in the event that Administrative Agent’s due diligence review reveals material changes since such financial statements, such financial statements dated within forty-five (45) days of the Closing Date).

                               (c)     Administrative Agent shall have completed its due diligence investigation of Borrower and its Subsidiaries in scope and with results satisfactory to Administrative Agent, including a one-time field examination of Borrower’s assets.

                               (d)     Any fees required to be paid on or before the Closing Date shall have been paid.

                               (e)     Borrower shall have paid all Attorney Costs of Administrative Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute its reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between Borrower and Administrative Agent).

                               (f)     Administrative Agent shall have received satisfactory evidence that, upon the filing of amendments to UCC financing statements and the Borrower Security Agreement and the Subsidiary Security Agreement in order to perfect Administrative Agent’s interests in the Intellectual Property Assets (as hereinafter defined), Administrative Agent shall have a perfected security interest in all Collateral and that the security interest and Liens in favor of Administrative Agent are valid, enforceable, and prior to all others’ rights and interests except those to which Administrative Agent consents in writing.

                               (g)     Administrative Agent shall have received an assignment of the key man life insurance policy obtained by Borrower with respect to Lynn Boggs in an amount not less than Five Million Dollars ($5,000,000).

                    4.2     Conditions to all Credit Extensions and Conversions and Continuations.  The obligation of Administrative Agent and each Lender to honor any Request for Credit Extension or L/C Issuer to issue any Letters of Credit is subject to the following conditions precedent:

                               (a)     The representations and warranties of Borrower and each other Loan Party contained in Article 5 or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, conversion or continuation, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.2, the representations and warranties contained in subsections (a) and (b) of Section 5.5 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.1.

                               (b)     No Default shall exist, or would result from such proposed Credit Extension, conversion or continuation or issuance of such Letter of Credit.

                               (c)     Administrative Agent shall have received a Request for Credit Extension in accordance with the requirements hereof.

                               (d)     Administrative Agent shall have received, in form and substance satisfactory to it, such other assurances, certificates, documents or consents related to the foregoing as Administrative Agent reasonably may require, and all Liens (other than Liens in favor in Administrative Agent) shall have been released and proper documents evidencing such release shall have been recorded in the appropriate offices.

                               (e)     The requested Borrowing when added to all other Borrowings then outstanding will not exceed the Revolving Commitment.

Each Request for Credit Extension submitted by Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.2(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

          5.     REPRESENTATIONS AND WARRANTIES.  Borrower makes the following representations and warranties, which are true and correct as of the date hereof and will be true and correct on the closing date, and will be true and correct as of the date of each credit extension (except as modified in accordance with Section 4.2(a)):

                    5.1     Existence, Qualification and Power; Compliance with Laws.  Each Loan Party (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver, and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or licenses, except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

                    5.2     Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, (i) any Contractual Obligation to which such Person is a party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law; provided, for any conflict, breach, or contravention described in subsection (b) to constitute a breach of the representation of this Section 5.2, such conflict, breach or contravention must be material as to its effect on the Loan, Borrower, any Loan Document, or otherwise.

                    5.3     Governmental Authorization.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document.

                    5.4     Binding Effect.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as such enforceability may be affected by applicable bankruptcy, insolvency, receivership, reorganization, moratorium, liquidation or other similar Laws.

                    5.5     Financial Statements; No Material Adverse Effect.

                               (a)     The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

                               (b)     The unaudited consolidated financial statements of Borrower and its Subsidiaries dated September 30, 2006, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

                               (c)     Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

                    5.6     Accounts Receivable.  All accounts receivable of Borrower and each Subsidiary that are reflected on the Audited Financial Statements or unaudited consolidated financial statements of Borrower and its Subsidiaries previously delivered to Administrative Agent or on the accounting records of Borrower and its Subsidiaries as of the Closing Date represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business.  Unless paid prior to the Closing Date, the accounts receivable are or will be as of the Closing Date current and collectible, net of reserves.

                    5.7     Litigation.  Except as specifically disclosed in Schedule 5.7 hereto, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of Borrower after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

                    5.8     No Default.  Neither Borrower nor any Subsidiary is in default under or with respect to any Contractual Obligation that could either, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.  There is no event which is, or with notice or the lapse of time, or both, would be, a Default under this Agreement.

                    5.9     Ownership of Property; Liens.

                               (a)     Each of Borrower and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                               (b)     The property of Borrower and its Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.1.

                               (c)     The Liens granted to Administrative Agent, for itself and for the benefit of the Lenders, by Borrower and the Subsidiaries, as applicable, constitute valid and enforceable first priority security interests in the Collateral described therein.

                    5.10     Environmental Compliance.  Borrower and its Subsidiaries have conducted a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof Borrower has reasonably concluded that, except as specifically disclosed in Schedule 5.10 hereto, such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                    5.11     Insurance.  The properties of Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of Borrower, in such amounts, after giving effect to any self-insurance compatible with the following standards, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where Borrower or the applicable Subsidiary operates.  The insurance required by Sections 4.1(a)(viii) and 6.7 is in effect.

                    5.12     Taxes.  Borrower and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material Taxes and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except (i) those which are being contested in good faith by appropriate proceedings diligently conducted or (ii) as determined by the Administrative Agent in its sole discretion, those the failure of which to file would not have a Material Adverse Effect, and in each case, for which adequate reserves have been provided in accordance with GAAP.  There is no proposed tax assessment against Borrower or any Subsidiary that would, if made, have a Material Adverse Effect.

                    5.13     ERISA Compliance.

                               (a)     Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws.  Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification.  Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code.

                               (b)     No application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

                               (c)     There are no pending or, to the best knowledge of Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

                               (d)     (i)  No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

                    5.14     Subsidiaries.  As of the Closing Date, Borrower has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.14 and has no equity investments in any other corporation or entity other than those specifically disclosed in Part(b) of Schedule 5.14.  Each Subsidiary is owned by Borrower or by Borrower and an Affiliate of Borrower, as described on Part (a) of Schedule 5.14.

                    5.15     Disclosure.  Borrower has disclosed to Administrative Agent all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party in connection with any Loan Document to Administrative Agent in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                    5.16     Compliance with Laws.  Borrower and each other Loan Party is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

                    5.17     Margin Regulations; Investment Company Act; Public Utility Holding Company Act.

                               (a)     Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

                               (b)     None of Borrower, any Person controlling Borrower, or any Subsidiary (i) is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, or (ii) is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

                    5.18     Rights in Collateral; Priority of Liens.  Borrower and each other Loan Party own the property granted by it as Collateral under the Collateral Documents, free and clear of any and all Liens in favor of third parties except for Liens permitted to Section 7.1.  Upon the proper filing of UCC financing statements, and upon filing of the Borrower Security Agreement and Subsidiary Security Agreement in the offices required to perfect Lender’s interest in the Intellectual Property Assets (as hereinafter defined), and the taking of the other actions required by Administrative Agent, including release of  the Liens granted pursuant to the Existing Credit Agreement, the liens granted pursuant to the Collateral Documents will constitute valid and enforceable first, prior and perfected Liens on the Collateral in favor of Administrative Agent, for itself and for the benefit of the Lenders.

                    5.19     Intellectual Property.

                               (a)     Intellectual Property Assets.  The term “Intellectual Property Assets” includes:

                                         (i)     the name “Private Business, Inc.”, “Goldleaf Financial Solutions, Inc.”, the name of each Subsidiary, all fictional business names used by Borrower or any Subsidiary and all trading names, registered and unregistered trademarks, service marks, and applications of Borrower and the Subsidiaries (collectively, the “Marks”);

                                         (ii)     all patents, patent applications, and inventions and discoveries that may be patentable of Borrower or any Subsidiary (collectively, the “Patents”);

                                         (iii)     all copyrights in both published works and unpublished works of Borrower and any Subsidiary (collectively, “Copyrights”);

                                         (iv)     all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints of Borrower and each Subsidiary (collectively, “Trade Secrets”); owned, used, or licensed by Borrower or any Subsidiary as licensee or licensor; and

                                         (v)     all general intangibles and all intangible intellectual or similar property of Borrower or any Subsidiary of any kind or nature associated with or arising out of any of the aforementioned properties and assets and not otherwise described above, including all of Borrower’s or any Subsidiary’s websites, domain names, Internet listing and number, rights in applications for any of the foregoing, and anything used or useful in connection with all websites and domain names owned or operated by Borrower (collectively, “Internet Property”).

                               (b)     Agreements.  Schedule 5.19(b) contains a complete and accurate list and summary description, including any royalties paid or received by Borrower or any Subsidiary, of all contracts or other agreements relating to the Intellectual Property Assets to which Borrower or any Subsidiary is a party or by which Borrower or any Subsidiary is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than Two Hundred Fifty Thousand ($250,000) under which Borrower or any Subsidiary is the licensee.  There are no outstanding and, to Borrower’s knowledge, no threatened disputes or disagreements with respect to any such agreement or any other Intellectual Property Asset.

                               (c)     Patents.

                                         (i)     Schedule 5.19(c) contains a complete and accurate list and summary description of all Patents owned by Borrower or any Subsidiary.  Borrower or the applicable Subsidiary is the owner of all right, title, and interest in and to each of the Patents, free and clear of all liens, security interests, charges, encumbrances, entities, and other adverse claims.

                                         (ii)     All of the issued Patents are currently in compliance with formal legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date.

                                         (iii)     No Patent has been or is now involved in any interference, reissue, reexamination, or opposition proceeding.  To Borrower’s knowledge, there is no potentially interfering patent or patent application of any third party.

                                         (iv)     No Patent is infringed or, to Borrower’s knowledge, has been challenged or threatened in any way.  None of the products licensed or sold, nor any process or know-how used, by Borrower or any Subsidiary infringes or is alleged to infringe any patent or other proprietary right of any other Person.

                                         (v)     All products licensed, used, or sold under the Patents have been marked with the proper patent notice.

                               (d)     Trademarks.

                                         (i)     Schedule 5.19(d) contains a complete and accurate list and summary description of all Marks owned by Borrower or any Subsidiary.  One or more of Borrower and the Subsidiaries is the owner of all right, title, and interest in and to each of the Marks, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

                                         (ii)     All Marks that have been registered with the United States Patent and Trademark Office are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date.

                                         (iii)     No Mark has been or is now involved in any opposition, invalidation, or cancellation and, to Borrower’s knowledge no such action is threatened with the respect to any of the Marks.

                                         (iv)     To Borrower’s knowledge, there is no potentially interfering trademark or trademark application of any third party.

                                         (v)     No Mark is infringed or, to Borrower’s knowledge, has been challenged or threatened in any way.  None of the Marks used by Borrower or any Subsidiary infringes or is alleged to infringe any trade name, trademark, or service mark of any Person.

                                         (vi)     All products and materials containing a Mark bear the proper federal registration notice where permitted by law.

                               (e)     Copyrights.

                                         (i)     Schedule 5.19(e) contains a complete and accurate list and summary description of all Copyrights owned by Borrower or any Subsidiary.  One or more of Borrower or a Subsidiary is the owner of all right, title, and interest in and to each of the Copyrights, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

                                         (ii)     All the Copyrights have been registered and are currently in compliance with formal legal requirements, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the date of Closing.

                                         (iii)     No Copyright is infringed or, to Borrower’s knowledge, has been challenged or threatened in any way.  None of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of any other Person.

                                         (iv)     All works encompassed by the Copyrights have been marked with the proper copyright notice.

                               (f)     Trade Secrets.

                                         (i)     With respect to each Trade Secret, the documentation relating to such Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.

                                         (ii)     Borrower has taken all reasonable precautions to protect the secrecy, confidentiality, and value of its Trade Secrets.

                                         (iii)     One or more of Borrower or a Subsidiary has good title and an absolute (but not necessarily exclusive) right to use the Trade Secrets.  The Trade Secrets are not part of the public knowledge or literature, and, to Borrower’s knowledge, have not been used, divulged, or appropriated either for the benefit of any Person (other than Borrower or one or more of the Subsidiaries) or to the detriment of Borrower.  No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

                               (g)     Internet Property.

                                         (i)     Schedule 5.19(g) contains a complete and accurate list and summary description of all Internet Property owned by Borrower or any Subsidiary.  One or more of Borrower or a Subsidiary is the owner of all right, title, and interest in and to each of the Internet Properties, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

                                         (ii)     Each of the Internet Properties have been registered with Network Solutions Inc. or the Internet Corporation for Assigned Names and Numbers or other domain registrar.

                                         (iii)     No Internet Property is infringed or, to Borrower’s knowledge, has been challenged or threatened in any way.

                    5.20     Location of Borrower.  The principal place of business of Borrower and its chief executive office is located at the address listed under Borrower’s signature on this Agreement, and Borrower is organized under the Laws of the State of Tennessee.  Schedule 5.20 contains a list of each Subsidiary’s place of business and chief executive office, including the addresses, and each Subsidiary is organized under the Laws of the State described by such Subsidiary’s signature on this Agreement.

                    5.21     Use of Proceeds.  The proceeds from the Revolving Credit Loan shall be used only as permitted under the provisions of Section 6.11.

                    5.22     Solvent Financial Condition.  Borrower is now and, after giving effect to the Loans to be made hereunder, at all times will be, solvent.

                    5.23     Labor Disputes; Acts of God.  Except as set forth on Schedule 5.23 hereto, or as otherwise disclosed in writing to Administrative Agent, neither Borrower nor any Subsidiary is a party to any collective bargaining agreement and, as of the date hereof, there are no material grievances, disputes or controversies with any union or any other organization of Borrower’s or any Subsidiary’s employees, or threats of strikes, work stoppages or any asserted pending demands for collective bargaining by any union or organization. Neither the business nor the property of Borrower and its Subsidiaries are affected by any fire, explosion, accident, drought, storm, hail, earthquake, embargo, act of God or of the public enemy, or other casualty (whether or not covered by insurance) which would have a Material Adverse Effect.

          6.     AFFIRMATIVE COVENANTS.  So long as the Revolving Commitment is outstanding, the Revolving Credit Loan or other Obligations shall remain unpaid or unsatisfied, or any L/C Obligations shall remain outstanding, Borrower shall, and (except in the case of the covenants set forth in Sections 6.1, 6.2, 6.3 and 6.12) cause each Subsidiary to:

                    6.1     Financial Statements.  Deliver to Administrative Agent, in form and detail satisfactory to Administrative Agent:

                               (a)     as soon as available, but in any event within ninety (90) days after the end of each fiscal year of Borrower, a consolidated balance sheet of Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and

                               (b)     as soon as available, but in any event within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of Borrower, a consolidated balance sheet of Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of Borrower as fairly presenting the financial condition, results of operations, shareholders equity and cash flows of Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

                    6.2      Certificates; Other Information.  Deliver to Administrative Agent, in form and detail satisfactory to Administrative Agent:

                               (a)     concurrently with the delivery of the financial statements referred to in Section 6.1(a), a certificate of its independent certified public accountants certifying such financial statements and, if requested by Administrative Agent, a certificate stating that in making the examination necessary therefor no knowledge was obtained of any Default or, if any such Default shall exist, stating the nature and status of such event;

                               (b)     concurrently with the delivery of the financial statements referred to in Sections 6.1(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of Borrower;

                               (c)     copies of any audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of Borrower by independent accountants in connection with the accounts or books of Borrower or any Subsidiary, or any audit of any of them;

                               (d)     promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Borrower, and copies of all annual, regular, periodic and special reports and registration statements which Borrower may file or be required to file with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to Lender pursuant hereto; and

                               (e)     promptly such additional information regarding the business, financial or corporate affairs of Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as Lender may from time to time reasonably request.

                    6.3     Notices.  Promptly notify Administrative Agent:

                               (a)     of the occurrence of any Default;

                               (b)     of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including each of the following events (to the extent that any such event could be reasonably be expected to result in a Material Adverse Effect):  (i) breach or non-performance of, or any default under, a Contractual Obligation of Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between Borrower or any Subsidiary and any Governmental Authority; (iii) the commencement of, or any material development in, any litigation or proceeding affecting Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws or other Laws, and including any litigation over the Threshold Amount involving Borrower or any Subsidiary; or (iv) any contingent liabilities of Borrower or any Subsidiary or threatened liability of Borrower or any Subsidiary;

                               (c)     the occurrence of any ERISA Event;

                               (d)     of any material change in accounting policies or financial reporting practices by Borrower or any Subsidiary; and

                               (e)     of any change in Borrower’s or any Subsidiary’s name, legal structure, place of business, chief executive office or jurisdiction of its organization.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of Borrower setting forth details of the occurrence referred to therein and, if applicable, stating what action Borrower has taken and proposes to take with respect thereto.  Each notice pursuant to Section 6.3(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

                    6.4     Payment of Obligations.  Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by Borrower or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

                    6.5     Preservation of Existence, Etc.  (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization, except in a transaction permitted by Section 7.4 or 7.5; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its material patents, trademarks, trade names, service marks, and trade secrets.

                    6.6     Maintenance of Properties.  (a) Maintain, preserve and protect all Collateral and all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

                    6.7     Maintenance of Insurance.  Maintain with financially sound and reputable insurance companies not Affiliates of Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, to include casualty insurance and business interruption insurance, of such types and in such amounts (after giving effect to any self-insurance compatible with the following standards) as are customarily carried under similar circumstances by such other Persons and providing for not less than thirty (30) days’ prior notice to Administrative Agent of termination, lapse or cancellation of such insurance.

                    6.8     Compliance with Laws.  Comply in all material respects with the requirements of all Laws, specifically including all Laws and regulatory requirements for OSHA, the Environmental Protection Agency, the Pension Guaranty Benefit Board, and ERISA, and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

                    6.9     Books and Records.

                               (a)     Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of Borrower or such Subsidiary, as the case may be; and maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over Borrower or such Subsidiary, as the case may be.

                               (b)     Borrower shall maintain at all times books and records pertaining to the Collateral in such detail, form and scope as Administrative Agent shall reasonably require.

                    6.10     Inspection Rights.  Permit representatives and independent contractors of Administrative Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to Borrower; provided, however, that when a Default exists Administrative Agent (or any of its respective representatives or independent contractors) may do any of the foregoing at the expense of Borrower at any time during normal business hours and without advance notice.

                    6.11     Use of Proceeds.  Use the proceeds of the Credit Extensions for refinancing of certain existing Indebtedness; for working capital; for Capital Expenditures (as allowed by this Agreement); for Acquisitions permitted pursuant to Section 7.2(g) or (h) hereof; and for other lawful corporate purposes.  No use of the proceeds may be made in contravention of any Law or of any Loan Document.

                    6.12     Financial Covenants.  Comply with and deliver a Compliance Certificate to Administrative Agent certifying the following:

                               (a)     Funded Debt to EBITDA Ratio.  Maintain on a consolidated basis a ratio of Funded Debt (excluding capital lease obligations set forth on Schedule 6.12(a)) to EBITDA shall not exceed 3.00 to 1.00.

This ratio will be calculated (x) at the end of each fiscal quarter for which this Agreement requires Borrower to deliver financial statements, using the results of the twelve-month period ending with that fiscal quarter and after giving pro forma effect to any Acquisition made during such period (provided, however, that the quarterly EBITDA of Goldleaf Technologies, Inc. for the first quarter of 2006 shall be deemed to be $196,839 for the purposes of this ratio) and (y) on the date of any Credit Extension, using EBITDA for the most recent period and Funded Debt after giving pro forma effect to such Credit Extension.

                               (b)     Fixed Charge Coverage Ratio.  Maintain on a consolidated basis a Fixed Charge Coverage Ratio of not less than 2.00 to 1.00.

                               (c)     Capital Expenditures.  Not spend or incur obligations (including the total amount of any software development expenses) to acquire fixed assets (other than any KVI Equipment) (“Capital Expenditures”) having a value of more than Five Million Dollars ($5,000,000) during any fiscal year.

                    6.13     Additional Subsidiaries.  Notify Administrative Agent at the time that any Person becomes a Subsidiary, and promptly thereafter (and in any event within thirty (30) days), cause such Person to (a) become a Guarantor by executing and delivering Administrative Agent a counterpart of the Guaranty or such other document as Administrative Agent shall deem appropriate for such purpose, and (b) deliver to Administrative Agent documents of the types referred to in clauses (iv) and (v) of Section 4.1(a) and if requested by  Administrative Agent as to such Person, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation executed by such Subsidiary) all in form, content and scope reasonably satisfactory to Administrative Agent.

                    6.14     Collateral Records.  Execute and deliver promptly to Administrative Agent, from time to time, solely for Administrative Agent’s convenience in maintaining a record of the Collateral, such written statements and schedules as Administrative Agent may reasonably require designating, identifying or describing the Collateral.  The failure by Borrower or any other Loan Party, however, to promptly give Administrative Agent such statements or schedules shall not affect, diminish, modify or otherwise limit the Liens on the Collateral granted pursuant to the Collateral Documents.

                    6.15     Security Interests.  Defend the Collateral against all claims and demands of all Persons at any time claiming the same or any interest therein.  Borrower shall, and shall cause each other Loan Party to, comply with the requirements of all state and federal laws in order to grant to Administrative Agent, for itself and for the benefit of the Lenders, valid and perfected first priority security interests in the Collateral, with perfection, in the case of any investment property or deposit account, being effected by giving Administrative Agent control of such investment property or deposit account, in addition to the filing of a UCC financing statement with respect to such investment property.  Administrative Agent is hereby authorized by Borrower to file any UCC financing statements covering the Collateral whether or not Borrower’s signatures appear thereon.  Borrower shall, and shall cause each other Loan Party, to do whatever Administrative Agent may reasonably request, from time to time, to effect the purposes of this Agreement and the other Loan Documents, including filing notices of liens,

UCC financing statements, fixture filings and amendments, renewals and continuations thereof; cooperating with Administrative Agent’s representatives; keeping stock records; obtaining waivers from landlords and mortgagees and from warehousemen and their landlords and mortgages; and, paying claims which might, if unpaid, become a Lien on the Collateral.

                    6.16     Notice of Litigation, Claims, Etc.  Give notice to Administrative Agent of all material claims and demands of Persons at any time, including claims and demands of Governmental Authority, pertaining to any material litigation or threatened claim.

                    6.17     Bank of America as Principal Depository.  Maintain Bank of America as its and their principal depository bank, including for the maintenance of business, cash management, operating and administrative deposit accounts.

                    6.18     Key Man Life Insurance.  Borrower shall maintain key man life insurance with respect to Lynn Boggs in an aggregate amount of not less than Five Million Dollars ($5,000,000) and assign such key man life insurance policy to Administrative Agent, for itself and the benefit of the Lenders.

          7.     NEGATIVE COVENANTS.  So long as the Revolving Commitment is outstanding or so long as any Loan or other Obligation shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly:

                    7.1     Liens.  Create, incur, assume or suffer to exist, any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

                               (a)     Liens pursuant to any Loan Document;

                               (b)     Liens existing on the date hereof and listed on Schedule 7.1 hereto and any renewals or extensions thereof; provided that the property covered thereby is not increased and any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.3(b);

                               (c)     Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

                               (d)     Mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

                               (e)     Pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

                              (f)     Deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

                              (g)     Easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

                              (h)     Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.1(h) or securing appeal or other surety bonds relating to such judgments; and

                              (i)     Liens securing Indebtedness permitted under Section 7.3(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition.

                    7.2     Investments and Acquisitions.  Make any Investments, except:

                              (a)     Investments in entities acquired by Borrower in businesses substantially the same as those lines of business conducted by Borrower and its Subsidiaries on the date hereof; provided that such Investment or Investments, on an annual basis, do not exceed a total aggregate consideration (to include payments in the form of non-competition agreements, consulting agreements and similar payments) of Five Hundred Thousand Dollars ($500,000) without the prior written consent of Lender.

                              (b)     Investments held by Borrower or such Subsidiary in the form of cash equivalents or short-term marketable debt securities;

                              (c)     advances to officers, directors and employees of Borrower and Subsidiaries in an aggregate amount not to exceed One Hundred Thousand Dollars ($100,000) at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

                              (d)     Investments of Borrower in any wholly-owned Subsidiary and Investments of any wholly-owned Subsidiary in Borrower or in another wholly-owned Subsidiary;

                              (e)     Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

                              (f)     Guarantees permitted by Section 7.3;

                              (g)     So long as Borrower’s Funded Debt to EBITDA Ratio, as calculated pursuant to Section 6.12(a) is (i) less than or equal to 2.00 to 1.00, Borrower and its Subsidiaries may make Acquisitions or (ii) greater than 2.00 to 1.00, Borrower and its Subsidiaries may make Acquisitions the consideration for which (including all fees, costs and expenses associated therewith and the amount of any seller financing incurred in connection therewith), is less than or equal to (A) $10,000,000 for each Acquisition and (B) less than or equal to $20,000,000 during any fiscal year; provided, however, that in the case of both clause (i) or (ii) above, prior to any such Acquisition  Borrower shall, in form and substance satisfactory to the Majority Lenders, (A) provide Administrative Agent at least ten (10) Business Days’ prior written notice of such proposed Acquisition, (B) deliver pro forma financial statements of Borrower and its Subsidiaries on a consolidated basis after giving effect to the proposed Acquisition, (C) deliver pro forma projections covering the one year period commencing on the date of the proposed Acquisition, (D) deliver evidence of pro forma compliance with all covenants in Article VI and Article VII hereof both before and after giving effect to such proposed Acquisition, (E) certify that no Default or Event of Default shall have occurred and be continuing immediately before or immediately after giving effect to such proposed Acquisition, and (F) deliver evidence that Person being acquired (or, if such Acquisition is all or substantially all of the assets of a Person, the Person from whom such assets are being acquired) had a positive pro forma  EBITDA at the time of such Acquisition (after giving effect to any adjustments to such EBITDA approved by the Administrative Agent); and

                              (h)     other Acquisitions if approved by the Majority Lenders.

                    7.3     Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness, except:

                              (a)     Indebtedness under the Loan Documents;

                              (b)     Indebtedness outstanding on the date hereof and listed on Schedule 7.3 hereto and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder;

                              (c)     Guarantees of Borrower or any Subsidiary in respect of Indebtedness otherwise permitted hereunder of Borrower or any Subsidiary;

                              (d)     secured obligations (contingent or otherwise) of Borrower or any Subsidiary existing or arising under any Swap Contract; provided that (i) such secured obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

                              (e)     the capital lease obligations set forth on Schedule 6.12(a);

                              (f)     unsecured seller financing incurred in connection with Investments or Acquisitions permitted pursuant to Section 7.2 hereof, so long as no Default exists or would be caused thereby and all terms and conditions (including subordination) thereof have been approved by Administrative Agent in its sole discretion;

                              (g)     an unsecured obligation to pay the deferred purchase price pursuant to an earnout in connection with the acquisition of KVI, calculated in accordance with such acquisition agreement and the related documents as in effect on the date hereof;

                              (h)     Indebtedness of Borrower to any Subsidiary or of any Subsidiary to Borrower or any other Subsidiary;

                              (i)     [Reserved]; and

                              (j)     KVI Loans.

                    7.4     Fundamental Changes.  Merge, dissolve, liquidate, cease to do business or suspend normal business operations, consolidate with or into, another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

                              (a)     upon not less than five (5) days written notice to Administrative Agent, any Subsidiary may merge with (i) Borrower; provided that Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries; provided that when any wholly-owned Subsidiary is merging with another Subsidiary, the wholly-owned Subsidiary shall be the continuing or surviving Person; and

                              (b)     upon not less than five (5) days written notice to Administrative Agent, any Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to Borrower or to another Subsidiary; provided that if the transferor in such a transaction is a wholly-owned Subsidiary, then the transferee must also be a wholly-owned Subsidiary, and; provided, further, that if the transferor of such assets is a Loan Party, the transferee thereof must either be Borrower or another Loan Party.

                    7.5     Dispositions.  Make any Disposition or enter into any agreement to make any Disposition, except:

                              (a)     Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

                              (b)     Dispositions of equipment to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property, or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

                              (c)     Dispositions of property by any Subsidiary to Borrower or to a wholly-owned Subsidiary; provided that if the transferor of such property is a Loan Party, the transferee thereof must either be Borrower or another Loan Party;

                              (d)     Dispositions permitted by Section 7.4;

                              (e)     Reserved; and

                              (f)     the lease of KVI Equipment to third parties in the ordinary course of business of KVI.

provided, however, that any Disposition pursuant to clauses (a) through (d) shall be for fair market value.  Administrative Agent and each Lender (if applicable) agrees to execute such partial releases of its liens to the extent necessary to release Collateral being disposed of in a Disposition permitted pursuant hereto.

                    7.6     Restricted Payments.  Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

                              (a)     Borrower may redeem the Series B Preferred Stock and pay accrued dividends with respect thereto; provided, that no Default exists as of the date of payment and such payment will not cause a Default;

                              (b)     each Subsidiary may make Restricted Payments to Borrower and to any other Subsidiary of Borrower; and

                              (c)     Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely on the common stock or other common equity interests of such Person.

                    7.7     Change in Nature of Business.  Engage in any material line of business substantially different from those lines of business conducted by Borrower and its Subsidiaries on the date hereof or otherwise change the nature of Borrower’s business.

                    7.8     Transactions with Affiliates.  Enter into any transaction of any kind with any Affiliate of Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to Borrower or such Subsidiary as would be obtainable by Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to transactions between or among Borrower and any of its wholly-owned Subsidiaries or between and among any wholly-owned Subsidiaries.

                    7.9     Margin Regulations.  Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the United States) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

            8.     EVENTS OF DEFAULT AND REMEDIES.

                    8.1     Events of Default.  Any of the following shall constitute an Event of Default:

                              (a)     Non-Payment.  Borrower or any other Loan Party fails to pay within five days after the same becomes due, (i) any amount of principal of any Loan, or any L/C Obligation, or (ii) any interest on any Loan or on any L/C Obligation, or any commitment or other fee due hereunder, or (iii) any other amount payable hereunder or under any other Loan Document; or

                              (b)     Specific Covenants.  Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.1, 6.2, 6.3, 6.5 6.10, 6.11, 6.12, or Article 7.

                              (c)     Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained herein or in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days or any default or event of default occurs under any other Loan Document; provided that Borrower shall have thirty (30) days after notice by Lender to cure any such Default that is subject to being cured in such time period and which does not have a material effect on the Loan  or any Collateral; or

                              (d)     Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

                              (e)     Cross-Default.  (i) Borrower or any Subsidiary fails to make any payment  in excess of the Threshold Amount when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts), or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount; or

                              (f)     Insolvency Proceedings, Etc.  Any Loan Party, any of its Subsidiaries or Lightyear institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

                              (g)     Inability to Pay Debts; Attachment.  (i) Borrower or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or

                              (h)     Litigation; Judgments.  There is entered against Borrower or any Subsidiary (i) a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

                              (i)     ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

                              (j)     Invalidity of Loan Documents.  Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document, or any Lien with respect to any material portion of the Collateral intended to be secured thereby ceases to be, or, subject to Section 7.1, is not, valid, perfected and prior to all other Liens  or is terminated, revoked or declared void; or

                              (k)     Change of Control.  There occurs any Change of Control with respect to Borrower;

                              (l)     Material Adverse Effect.  There occurs any event or circumstance that has a Material Adverse Effect; or

                    8.2     Remedies Upon Event of Default.  If any Event of Default occurs and is continuing, Administrative Agent may, or at the request of the Majority Lenders shall, take any or all of the following actions:

                              (a)     declare the Revolving Commitment of each Lender to make Loans and any obligation of L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

                              (b)     declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrower;

                              (c)     require that Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

                              (d)     exercise all rights and remedies available to it under the Loan Documents or applicable law;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of Administrative Agent, L/C Issuer or any Lender.

                    8.3     Application of Funds.  After the exercise of remedies provided for in Section 8.2 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.2):

                              (a)     any amounts received on account of the Obligations from the net proceeds of any Collateral shall be applied by Administrative Agent in the following order:

                              First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Article 3) payable to Administrative Agent;

                              Second, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Revolving Credit Loan and L/C Borrowings;

                              Third, to payment of that portion of the Obligations constituting unpaid principal of the Revolving Credit Loan and L/C Borrowings;

                              Fourth, to L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit;

                              Fifth, to payment of all other Obligations on a pro rata basis; and

                              Sixth the balance, if any, after all of the Obligations have been indefeasibly paid in full, to Borrower or as otherwise required by Law; and

                              any other amounts received on account of the Obligations shall be applied by Administrative Agent in the following order:

                              First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Article 3) payable to Administrative Agent;

                              Second, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and L/C Borrowings;

                              Third, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings;

                              Fourth, to L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and

                              Fifth, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to Borrower or as otherwise required by Law.

                              (b)     Subject to Section 2.3(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause “fourth” in Sections 8.3(a) and (b) above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

            9.     ADMINISTRATIVE AGENT.

                    9.1     Appointment and Authorization of Administrative Agent.

                              (a)     Each of the Lenders and the L/C issuer hereby irrevocably appoints Bank of America to act on its behalf as Administrative Agent hereunder and under the other Loan Documents and authorizes Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent by the terms hereof and thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of Administrative Agent, the Lenders and the L/C Issuer, and neither Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

                              (b)     Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders and the L/C Issuer hereby irrevocably appoints and authorizes Administrative Agent to act as the agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by Administrative Agent pursuant to Section 9.5 or otherwise for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article X, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents as if set forth in full herein with respect thereto.

                    9.2     Rights as a Lender.  The Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrower or any Subsidiary or other Affiliate thereof as if such Person were not Administrative Agent hereunder and without any duty to account therefor to Lenders.

                    9.3     Exculpatory Provisions.  Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, Administrative Agent:

                              (a)     shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

                              (b)     shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Administrative Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Administrative Agent to liability or that is contrary to any Loan Document or applicable Law;

                              (c)     shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity; and

                              (d)     shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.2 and 10.1) or (ii) in the absence of its own gross negligence or willful misconduct.  Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice describing such Default is given to Administrative Agent by Borrower, a Lender or the L/C Issuer.  Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent.

                    9.4     Reliance by Administrative Agent.  Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit.  Administrative Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

                    9.5     Delegation of Duties.  Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by Administrative Agent.  Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

                    9.6     Resignation of Administrative Agent.  Administrative Agent may at any time give notice of its resignation to Lenders, the L/C Issuer and Borrower.  Upon receipt of any such notice of resignation, the Majority Lenders shall have the right, in consultation with

Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring  Administrative Agent may on behalf of Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if Administrative Agent shall notify Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring  Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Majority Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

          Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, (b) the retiring L/C Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

                    9.7     Non-Reliance on Administrative Agent and Other Lenders.  Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

                    9.8     No Other Duties, Etc.  Anything herein to the contrary notwithstanding, no Lender holding a title listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Administrative Agent, a Lender or the L/C Issuer hereunder.

                    9.9     Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

                              (a)     to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders, the L/C Issuer and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders, the L/C Issuer  and Administrative Agent and their respective agents and counsel and all other amounts due Lenders, the L/C Issuer and Administrative Agent under Sections 2.3, 2.8 and 10.4) allowed in such judicial proceeding; and

                              (b)     to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Lenders and  the L/C Issuer, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Sections 2.8 and 10.4.  Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer or to authorize Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.

                    9.10   Guaranty Matters.  Each Lender and the L/C Issuer hereby irrevocably authorizes Administrative Agent, at its option and in its discretion, to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.  Upon request by Administrative Agent at any time, each Lender and the L/C Issuer will confirm in writing Administrative Agent’s authority to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.

                    9.11   Collateral Matters.

                              (a)     Each Lender and the L/C Issuer hereby irrevocably authorizes and directs Administrative Agent to enter into the Collateral Documents for the benefit of such Lender and the L/C Issuer.  Each Lender and the L/C Issuer hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth in Section 10.1, any action taken by the Majority Lenders, in accordance with the provisions of this Agreement or the Collateral Documents, and the exercise by the Majority Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of Lenders and the L/C Issuer.  Administrative Agent is hereby authorized (but not obligated) on behalf of all of Lenders and the L/C Issuer, without the necessity of any notice to or further consent from any Lender or the L/C Issuer from time to time prior to, an Event of Default, to take any action with respect to any Collateral or Collateral Documents which may be necessary to perfect and maintain perfected the Liens upon the Collateral granted pursuant to the Collateral Documents.

                              (b)     Each Lender and the L/C issuer hereby irrevocably authorize Administrative Agent, at its option and in its discretion,

                                        (i)     to release any Lien on any property granted to or held by Administrative Agent under any Loan Document (A) upon termination of the Revolving Commitment and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (B) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, (C) subject to Section 10.1, if approved, authorized or ratified in writing by the Majority Lenders, or (D) in connection with any foreclosure sale or other disposition of Collateral after the occurrence of an Event of Default; and

                                        (ii)    to subordinate any Lien on any property granted to or held by Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by this Agreement or any other Loan Document.

                    Upon request by Administrative Agent at any time, each Lender and the L/C Issuer will confirm in writing Administrative Agent’s authority to release or subordinate its interest in particular types or items of Collateral pursuant to this Section 9.11.

                              (c)     Subject to (b) above, Administrative Agent shall (and is hereby irrevocably authorized by each Lender and the L/C Issuer , to execute such documents as may be necessary to evidence the release or subordination of the Liens granted to Administrative Agent for the benefit of Administrative Agent and Lenders and the L/C Issuer herein or pursuant hereto upon the applicable Collateral; provided that (i) Administrative Agent shall not be required to execute any such document on terms which, in Administrative Agent’s opinion, would expose Administrative Agent to or create any liability or entail any consequence other than the release or subordination of such Liens without recourse or warranty and (ii) such release or subordination shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of Borrower or any other Loan Party in respect of) all interests retained by Borrower or any other Loan Party, including the proceeds of the sale, all of which shall continue to constitute part of the Collateral.  In the event of any sale or transfer of Collateral, or any foreclosure with respect to any of the Collateral, Administrative Agent shall be authorized to deduct all expenses reasonably incurred by Administrative Agent from the proceeds of any such sale, transfer or foreclosure.

                              (d)     Administrative Agent shall have no obligation whatsoever to any Lender, the L/C Issuer or any other Person to assure that the Collateral exists or is owned by Borrower or any other Loan Party or is cared for, protected or insured or that the Liens granted to Administrative Agent herein or in any of the Collateral Documents or pursuant hereto or thereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to Administrative Agent in this Section 9.11 or in any of the Collateral Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Administrative Agent may act in any manner it may deem appropriate, in its sole discretion, given Administrative Agent’s own interest in the Collateral as one of  Lenders and that Administrative Agent shall have no duty or liability whatsoever to Lenders or the L/C Issuer.

                              (e)     Each Lender and the L/C Issuer hereby appoints each other Lender as agent for the purpose of perfecting  Lenders’ and the L/C Issuer’s security interest in assets which, in accordance with Article 9 of the UCC can be perfected only by possession.  Should any Lender or the L/C Issuer (other than Administrative Agent) obtain possession of any such Collateral, such Lender or the L/C Issuer shall notify Administrative Agent thereof, and, promptly upon Administrative Agent’s request therefor shall deliver such Collateral to Administrative Agent or in accordance with Administrative Agent’s instructions.

                    9.12     No Responsibilities of the Syndication Agent.  Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Syndication Agent shall not have any duties or responsibilities, nor shall the Syndication Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Syndication Agent.

            10.   MISCELLANEOUS.

                    10.1   Amendments.  Neither this Agreement nor any Loan Document nor any term hereof or thereof may be amended orally, nor may any provision hereof or thereof be waived orally but only by an instrument in writing signed by or at the direction of the Majority Lenders and, in the case of an amendment, by the Borrower, except that in the event of (a) any increase in the amount of a Lender’s portion of the Revolving Commitment, (b) any delay or extension in the terms of any scheduled Commitment reduction or repayment of the Loans provided in Section 2.5 or 2.13 hereof, respectively, (c) any reduction in any scheduled payment of principal, interest or fees, or of postponement of the payment of any of the foregoing without a corresponding payment of such principal, interest or fee amount by the Borrower, (d) any release of any material portion of the Collateral for the Loans, except under Section 7.5 hereof, (e) any waiver of any Default due to the failure by the Borrower to pay any sum due hereunder,

(f) any release of any material Guaranty of all or any portion of the Obligations, except in connection with a merger, sale or other disposition otherwise permitted hereunder (in which case, such release shall require no further approval by Administrative Agent or any Lender) or (g) any amendment of this Section 10.1, of the definition of Majority Lenders, any amendment or waiver or consent may be made only by an instrument in writing signed by all the Lenders and, in the case of an amendment, by the Borrower.  Any amendment to any provision hereunder governing the rights, obligations, or liabilities of the Administrative Agent or L/C Issuer, in their respective capacities as such, may be made only by an instrument in writing signed by the Administrative Agent or L/C Issuer, as applicable.

                    10.2   Notices; Effectiveness; Electronic Communications.

                              (a)     Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

                                        (i)     if to Borrower, Administrative Agent or the L/C Issuer, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.2 ; and

                                        (ii)   if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

                              (b)     Electronic Communications.   Notices and other communications to Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.  Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

                              (c)     The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH BORROWER MATERIALS OR THE PLATFORM.  In no event shall Administrative Agent or any of its Related Parties (collectively, the “Administrative Agent Parties”) have any liability to Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of Borrower’s or Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Administrative Agent Party; provided, however, that in no event shall any Administrative Agent Party have any liability to Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

                              (d)     Change of Address, Etc.  Each of Borrower, Administrative Agent and the L/C Issuer may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to Borrower, Administrative Agent and the L/C Issuer.  In addition, each Lender agrees to notify Administrative Agent from time to time to ensure that Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

                              (e)     Reliance by Administrative Agent, L/C Issuer and Lenders.  Administrative Agent, the L/C Issuer and Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  Borrower shall indemnify Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Borrower.  All telephonic notices to and other telephonic communications with Administrative Agent may be recorded by Administrative Agent, and each of the parties hereto hereby consents to such recording.

                    10.3   No Waiver; Cumulative Remedies.  No failure by Administrative Agent, L/C Issuer or any Lender to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

                    10.4   Attorney Costs, Expenses and Taxes.  Borrower agrees (a) to pay or reimburse Administrative Agent for all reasonable costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs, and (b) to pay or reimburse Administrative Agent for all reasonable costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs.  The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by Administrative Agent and the cost of independent public accountants and other outside experts retained by Administrative Agent.  The agreements in this Section shall survive the termination of the Revolving Commitment and repayment of all other Obligations.

                    10.5   Indemnification by Borrower.  Whether or not the transactions contemplated hereby are consummated, Borrower shall indemnify and hold harmless the Administrative Agent (or any sub-agent thereof), the L/C Issuer, each Lender and each such Persons Related Parties and its Affiliates, directors, officers, employees, counsel, and attorneys-in-fact (each an “Indemnitee” and collectively, the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) the Revolving Commitment, Loans or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (c) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by Borrower, any Subsidiary or any other Loan Party, or any Environmental Liability related in any way to Borrower, any Subsidiary or any other Loan Party, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demand, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.  No Indemnitee shall have any liability for any indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date).  The agreements in this Section shall survive the termination of the Revolving Commitment and the repayment, satisfaction or discharge of all the other Obligations.  All amounts due under this Section 10.5 shall be payable within ten (10) Business Days after demand therefor.

                    10.6   Reimbursement by Lenders.  To the extent that Borrower for any reason fails to indefeasibly pay any amount required under Sections 10.4 and 10.5 to be paid by it to Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.11(e).

                    10.7   Payments Set Aside.  To the extent that any payment by or on behalf of Borrower is made to Administrative Agent or any Lender, or Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) Borrower severally agrees to pay to Administrative Agent or such Lender upon demand its applicable share of any amount so recovered from or repaid by Administrative Agent or such Lender, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Base Rate from time to time in effect.

                    10.8   Successors and Assigns.

                              (a)     Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Agent, the L/C Issuer and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f)  of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

                              (b)     Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

                                        (i)     Minimum Amounts

                                                 (A)     in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender no minimum amount need be assigned; and

                                                 (B)     in any case not described in subsection (b)(i)(A) of this Section,  the aggregate amount of the Revolving Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Revolving Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of Agent and, so long as no Event of Default has occurred and is continuing, Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single assignee (or to an assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

                                        (ii)    Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Revolving Commitment assigned;

                                        (iii)   Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

                                                 (A)     the consent of Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender or an Affiliate of a Lender;

                                                 (B)     the consent of Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender or an Affiliate of such Lender with respect to such Lender; and

                                                 (C)     the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).

                                        (iv)   Assignment and Assumption. The parties to each assignment shall execute and deliver to Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3500.00; provided, however, that the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to Agent an Administrative Questionnaire.

                                        (v)    No Assignment to Borrower.  No such assignment shall be made to Borrower or any of Borrower’s Affiliates or Subsidiaries.

                                        (vi)   No Assignment to Natural Persons.  No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.1, 3.4, 3.5 and 10.4 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

                              (c)     Register.  Agent, acting solely for this purpose as an agent of Borrower, shall maintain at Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Commitment of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and Borrower, Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

                              (d)     Participations.  Any Lender may at any time, without the consent of, or notice to, Borrower or Agent, sell participations to any Person (other than a natural person or Borrower or any of Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, Agent, the L/C Issuer and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any  provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.1 that affects such Participant.  Subject to subsection (e) of this Section, Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.4 and 3.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.6 as though it were a Lender, provided such Participant agrees to be subject to Section 2.14 as though it were a Lender.

                              (e)     Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.1 or 3.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent.

                              (f)     Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

                              (g)     Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

                              (h)     Deemed Consent of Borrower.  If the consent of Borrower to an assignment to an Eligible Assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment threshold specified in Section 10.8(b)(i)(B)), Borrower shall be deemed to have given its consent five (5) Business Days after the date notice thereof has been delivered to Borrower by the assigning Lender (through Agent) unless such consent is expressly refused by Borrower prior to such fifth Business Day.

                              (i)     Resignation as L/C Issuer. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, upon 30 days’ notice to Borrower and the Lenders, resign as L/C Issuer.  In the event of any such resignation as L/C Issuer, Borrower shall be entitled to appoint from among Lenders a successor L/C Issuer hereunder; provided, however, that no failure by Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer.  If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.3(c)).  Upon the appointment of a successor L/C Issuer, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

                    10.9   Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to Borrower.  In determining whether the interest contracted for, charged, or received by Administrative Agent or any Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

                    10.10  Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                    10.11  Integration.  This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter.  In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of Administrative Agent, L/C Issuer or any Lender in any other Loan Document shall not be deemed a conflict with this Agreement.  Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

                    10.12  Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by Administrative Agent, L/C Issuer and Lenders, regardless of any investigation made by Administrative Agent, L/C Issuer or any Lender or on their behalf and notwithstanding that Administrative Agent, L/C Issuer or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

                    10.13  Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                    10.14  Governing Law; Submission to Jurisdiction.

                              (a)     THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF GEORGIA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT ADMINISTRATIVE AGENT AND LENDERS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

                              (b)     ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF GEORGIA SITTING IN ATLANTA, GEORGIA OR OF THE UNITED STATES FOR THE NORTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, BORROWER,

ADMINISTRATIVE AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS.  BORROWER, ADMINISTRATIVE AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO.  BORROWER, ADMINISTRATIVE AGENT AND EACH LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

                    10.15  Waiver of Right to Trial by Jury.  EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

                    10.16  Arbitration.

                              (a)     This paragraph concerns the resolution of any controversies or claims between or among Borrower, Administrative Agent and any Lender, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to: (i) this Agreement (including any renewals, extensions or modifications); or (ii) any document related to this Agreement (collectively a “Claim”).

                              (b)     At the request of Borrower or the Administrative Agent, any Claim shall be resolved by binding arbitration in accordance with the Federal Arbitration Act (Title 9, U. S. Code) (the “Act”).  The Act will apply even though this Agreement provides that it is governed by the law of a specified state.

                              (c)     Arbitration proceedings will be determined in accordance with the Act, the applicable rules and procedures for the arbitration of disputes of JAMS or any successor thereof (“JAMS”), and the terms of this paragraph.  In the event of any inconsistency, the terms of this paragraph shall control.

                              (d)     The arbitration shall be administered by JAMS and conducted in Atlanta, Georgia.  All Claims shall be determined by one arbitrator; however, if Claims exceed Five Million Dollars ($5,000,000), upon the request of any party, the Claims shall be decided by three arbitrators.  All arbitration hearings shall commence within ninety (90) days of the demand for arbitration and close within ninety (90) days of commencement and the award of the arbitrator(s) shall be issued within thirty (30) days of the close of the hearing.  However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional sixty (60) days. The arbitrator(s) shall provide a concise written statement of reasons for the award.  The arbitration award may be submitted to any court having jurisdiction to be confirmed and enforced.

                              (e)     The arbitrator(s) will have the authority to decide whether any Claim is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis. For purposes of the application of the statute of limitations, the service on JAMS under applicable JAMS rules of a notice of Claim is the equivalent of the filing of a lawsuit.  Any dispute concerning this arbitration provision or whether a Claim is arbitral shall be determined by the arbitrator(s).  The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this Agreement.

                              (f)     This paragraph does not limit the right of Borrower, Administrative Agent or any Lender to: (i)  exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or non-judicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights, or (iv)  act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.

                    10.17  Confidentiality.  Neither the Administrative Agent nor any Lender shall disclose any non-public information obtained pursuant to the requirements of this Agreement other than disclosures reasonably required by any bona fide assignee, transferee or participant in connection with the contemplated assignment or transfer by the Administrative Agent or such Lender of any Loans or any participations therein and other than disclosures required by a Governmental Authority or pursuant to legal process; provided that, unless specifically prohibited by applicable law or court order, the Administrative Agent or such Lender shall notify Borrower of any request by any Governmental Authority (other than any such request in connection with any examination of the financial condition of Administrative Agent or such Lender by such Governmental Authority) for disclosure of any such non-public information prior to disclosure of such information.

                    10.18  Time of the Essence.  Time is of the essence in each of the Loan Documents.

                    10.19  Existing Credit Agreement; Effectiveness of Amendment and Closing.  Until this Agreement becomes effective in accordance with the conditions set forth in Section 4.1, the Existing Credit Agreement shall remain in full force and effect and shall not be affected hereby.  After the Closing Date, all obligations of Borrower and the Subsidiaries under the Existing Credit Agreement shall become obligations of Borrower and the Subsidiaries hereunder, secured by the Collateral Documents, and the provisions of the Existing Credit Agreement shall be superseded by the provisions hereof; provided, that (i) the Existing Credit Agreement shall continue to apply to all events, circumstances and periods arising or existing prior to the Closing Date and (ii) the effectiveness of this Agreement shall not be deemed to be a waiver of or consent to any default or other violation of the terms of the Existing Credit Agreement or other Loan Documents occurring or existing prior to the Closing Date.

                    10.20  Confirmation/Ratification of the Revolving Credit Loan.  Borrower hereby agrees that, as of the Closing Date, it is fully and truly indebted to the Lenders for the full amount of the Loans stated herein.  Furthermore, without limiting any of the other provisions of this Agreement, Borrower and each Lender agree that (i) the loans made to Borrower by the Lenders shall be subject to and shall benefit from all of the provisions of this Agreement and the other Loan Documents applicable to the Loans hereunder and thereunder, and (ii) the unpaid principal of and interest on the Loans are “Obligations” hereunder and under the other Loan Documents.

                    10.21  Effect of Amendment and Closing of the Existing Credit Agreement.   (a)  On the Closing Date, the Existing Credit Agreement shall be amended and restated in its entirety. The parties hereto acknowledge and agree that (a) this Agreement and the other Loan Documents, whether executed and delivered in connection herewith or otherwise, do not constitute a novation, payment and reborrowing, or termination of the “Obligations” (as defined in the Existing Credit Agreement) under the Existing Credit Agreement as in effect prior to the Closing Date and which remain outstanding; (b) such “Obligations” are in all respects continuing (as amended and restated hereby); (c) the Liens and security interests as granted under the Collateral Documents securing payment of such “Obligations” are in all respects continuing and in full force and effect; (d) references in the Loan Documents to the “Credit Agreement” shall be deemed to be references to this Agreement, and to the extent necessary to effect the foregoing, each such Loan Document is hereby deemed amended accordingly, (e) all of the terms and provisions of the Existing Credit Agreement shall continue to apply for the period prior to the Closing Date, including any determinations of payment dates, interest rates, Events of Default or any amount that may be payable to the Existing Lenders (or their assignees or replacements hereunder), (f) the obligations under the Existing Credit Agreement shall continue to be paid or prepaid on or prior to the Closing Date, and shall from and after the Closing Date continue to be owing and be subject to the terms of this Agreement, (f) all references in the Loan Documents to “Lender” shall mean such terms as defined in this Agreement.

                              (b)     Borrower, Administrative Agent and each Lender and the other parties hereto acknowledge and agree that all principal, interest, fees, costs, reimbursable expenses and indemnification obligations accruing or arising under or in connection with the Existing Credit Agreement which remain unpaid and outstanding as of the Closing Date shall be and remain outstanding and payable as an obligation under this Agreement and the other Loan Documents.

                    10.22  Existing Agreements Superseded.  As set forth herein, the Existing Credit Agreement is superseded by this Agreement, which has been executed in renewal, amendment, restatement and modification, but not in novation or extinguishment of, the obligations under the Existing Credit Agreement.

                    10.23  No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby, Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between Borrower, each other Loan Party and their respective Affiliates, on the one hand, and Administrative Agent, on the other hand, and Borrower and each other Loan Party is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, Administrative Agent is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for Borrower, any other Loan Party or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) Administrative Agent has not assumed and will not assume an advisory, agency or fiduciary responsibility in favor of Borrower or any other Loan Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether Administrative Agent has advised or is currently advising Borrower, any other Loan Party or any of their respective Affiliates on other matters) and Administrative Agent has no obligation to Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) Administrative Agent and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrower, the other Loan Parties and their respective Affiliates, and Administrative Agent has no obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) Administrative Agent has not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate.  Each of Borrower and the other Loan Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against Administrative Agent with respect to any breach or alleged breach of agency or fiduciary duty.

                    10.24  USA PATRIOT Act Notice.  The Administrative Agent and each Lender is subject to the Act (as hereinafter defined) and hereby notifies Borrower  and each other Loan Party that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower and each other Loan Party, which information includes the name and address of each Loan Party and other information that will allow the Administrative Agent and each Lender to identify each Loan Party in accordance with the Act.

                    10.25  Reproduction of Documents.  This Agreement and all other Loan Documents, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents delivered on the Closing Date, and (c) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by the

Administrative Agent by any photographic, photostatic, microfilm, micro card, miniature photographic or other similar process and the Administrative Agent may destroy any original document so reproduced.  Each Loan Party agrees and stipulates that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

                    10.26  Headings.  The Article and Section headings set forth herein are for convenience only and are not part of the text hereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

GOLDLEAF FINANCIAL SOLUTIONS, INC.,
as Borrower

By:	/s/ J. Scott Craighead

Name:	J. Scott Craighead
Title:	Chief Financial Officer

AMENDED AND RESTATED CREDIT AGREEMENT
SIGNATURE PAGE 1 OF 4 (9602877)

BANK OF AMERICA, N.A.,
as Administrative Agent, L/C Issuer and Lender

By:	/s/ Kirsten L. Carver

Name:	Kirsten L. Carver
Title:	Vice President

AMENDED AND RESTATED CREDIT AGREEMENT
SIGNATURE PAGE 2 OF 4 (9602877)

WACHOVIA BANK, N.A.,
as Lender

By:	/s/ Brian L. Martin

Name:	Brian L. Martin
Title:	Senior Vice President

AMENDED AND RESTATED CREDIT AGREEMENT
SIGNATURE PAGE 3 OF 4 (9602877)

THE PEOPLES BANK
as Lender

By:	/s/ William P. Rutledge

Name:	William P. Rutledge
Title:	First Vice President

AMENDED AND RESTATED CREDIT AGREEMENT
SIGNATURE PAGE 4 OF 4 (9602877)